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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-076894

PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 25, 2002)

US$500,000,000
The Bear Stearns Companies Inc.
5.70% Global Notes due 2014

Set forth below is a summary of the terms of the Notes offered by this prospectus supplement and the accompanying prospectus. For more detail, see "Description of the Notes."

-    Global Offering

We are offering the Notes in the United States and in parts of Europe and Asia where it is legal to offer the Notes.

-    Interest

The Notes have a fixed annual rate of 5.70%, which will be paid every six months on May 15 and November 15.

-    Maturity

The Notes will mature on November 15, 2014.

-    Ranking

The Notes will be our unsecured senior debt and will rank equally with all of our other unsecured and unsubordinated debt.

-    Redemption

The Notes are only redeemable prior to maturity if certain events involving US taxation occur.

-    No Sinking Fund

The Notes will not be subject to any sinking fund.

-    Book-Entry Notes

The Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company.

-    Listing

We will make application to the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 for the Notes to be admitted to the official list of the UK Listing Authority and to the London Stock Exchange plc for such Notes to be admitted to trading on the London Stock Exchange's market for listed securities.

        The Notes that we are offering are a further issuance of, are fungible with and are consolidated to form a single series with our 5.70% Global Notes due November 15, 2014 issued on November 6, 2002 and January 17, 2003. The Notes offered by this prospectus supplement will have the same CUSIP number, Common Code and International Security Identification Number and will trade interchangeably with the previously issued Notes in this series immediately upon settlement. Currently, $1,000,000,000 aggregate principal amount of those Notes are outstanding. This issuance increases the aggregate principal amount of the outstanding Notes of this series to $1,500,000,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	104.048%	$520,240,000
Underwriting discount	0.500%	$2,500,000
Proceeds, before expenses, to us	103.548%	$517,740,000

Bear, Stearns & Co. Inc. is the Global Coordinator for the offering of the Notes. Bear, Stearns International Limited is the International Coordinator for all Notes to be sold to purchasers in Europe. The Underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company, Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System against payment on or about April 14, 2003.

After this offering is complete, the Underwriters may use this prospectus supplement and the accompanying prospectus in connection with market-making transactions at negotiated prices related to the prevailing market prices at the time of sale. The Underwriters may act as principal or agent in these transactions.

Bear, Stearns & Co. Inc.

Bear, Stearns International Limited

Wells Fargo Brokerage Services, LLC
Banc of America Securities LLC	Citigroup
JPMorgan	Merrill Lynch & Co.
Scotia Capital
ABN AMRO Incorporated	Banc One Capital Markets, Inc.
BB&T Capital Markets	Blaylock & Partners, L.P.
Danske Bank	Mellon Financial Markets, LLC
U.S. Bancorp Piper Jaffray

The date of this prospectus supplement is April 7, 2003

        Offers and sales of the Notes are subject to restrictions in certain jurisdictions. In particular, there are restrictions on the distribution of this prospectus supplement and the accompanying prospectus and the offer or sale of the Notes in the United Kingdom, and details of these restrictions are set out in "Underwriting" in this prospectus supplement. The distribution of this prospectus supplement and the accompanying prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this prospectus supplement and the accompanying prospectus and the offer and sale of the Notes.

        We accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus. To the best of our knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of the information.

        You must read this prospectus supplement and the accompanying prospectus as one along with all the documents which are deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference (see "Where You Can Find More Information"). This prospectus supplement and the accompanying prospectus must be read and construed on the basis that the incorporated documents are so incorporated and form part of this document, except as specified in this document.

        We have not authorized any person to give any information or represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information.

        In order to facilitate the offering of the Notes, Bear Stearns, in its capacity as Global Coordinator of the offering of the Notes, may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, Bear Stearns, on behalf of the Underwriters, may over-allot or otherwise create a short position in the Notes for the account of the Underwriters by selling more Notes than have been sold to them by us. Bear Stearns, on behalf of the Underwriters, may elect to cover any such short position by purchasing Notes in the open market. In addition, Bear Stearns, on behalf of the Underwriters, may stabilize or maintain the price of the Notes by bidding for or purchasing Notes in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Notes to the extent that it discourages resales of Notes. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus include and incorporate by reference "forward-looking statements" within the meaning of the securities laws. All statements regarding our expected financial position, business and financing plans are forward-looking statements. Forward-looking statements also include representations of our expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of international, national and regional economic conditions and the performance of our products within the prevailing economic environment. Although we believe that the expectations reflected in those forward-looking statements are reasonable, those expectations may prove to be incorrect. Cautionary statements describing important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus supplement along with the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such cautionary statements. These forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

CERTAIN DEFINITIONS

        Unless otherwise stated in this prospectus supplement:

  •
  the "Company," "we," "us" and "our" refer to The Bear Stearns Companies Inc. and its subsidiaries;

  •
  "AMEX" refers to the American Stock Exchange LLC;

  •
  "Bear Stearns" refers to Bear, Stearns & Co. Inc.;

  •
  "BSB" refers to Bear Stearns Bank plc;

  •
  "BSSC" refers to Bear, Stearns Securities Corp.;

  •
  "BSIL" refers to Bear, Stearns International Limited;

  •
  "ISE" refers to the International Securities Exchange;

  •
  "NYSE" refers to the New York Stock Exchange, Inc.; and

  •
  "US dollars," "dollars," "US $" and "$" refer to the lawful currency of the United States of America.

        Other capitalized terms that are used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus.

        Bear Stearns, BSB, BSSC and BSIL are subsidiaries of The Bear Stearns Companies Inc.

WHERE YOU CAN FIND MORE INFORMATION

        We file current, annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Copies of these reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, U.S.A.

        Our website is http://www.bearstearns.com. We make available free of charge on our website our annual reports on Form 10-K; quarterly reports on Form 10-Q and any amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

        The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

        The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 1-8989) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering of the Notes are incorporated by reference:

  (i)
  the Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended November 30, 2002;

  (ii)
  the Current Reports on Form 8-K dated December 18, 2002, December 18, 2002, December 20, 2002, January 8, 2003, January 14, 2003, January 30, 2003, February 11, 2003, February 11, 2003, February 24, 2003, March 19, 2003, March 19, 2003 and March 26, 2003.

        We will provide to you without charge, a copy of any or all documents incorporated by reference into this prospectus supplement except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). You may request copies by writing or telephoning us at the Investor Relations Department, The Bear Stearns Companies Inc., 383 Madison Avenue, New York, New York 10179, U.S.A.; telephone number (212) 272-2000. In addition, once the Notes are admitted to the Official List of the UK Listing Authority (as defined below), these documents will be available from BSIL in its capacity as listing agent for the Notes at its principal office at One Canada Square, London E14 5AD, England.

SUMMARY OF THE OFFERING

Issuer	The Bear Stearns Companies Inc.
Securities Offered
US $500,000,000 aggregate principal amount of 5.70% Global Notes due 2014. The Notes that we are offering are a further issuance of, are fungible with and are consolidated to form a single series with our 5.70% Global Notes due November 15, 2014 issued on November 6, 2002 and January 17, 2003. The Notes offered by this prospectus supplement will have the same CUSIP number, Common Code and International Security Identification Number and will trade interchangeably with the previously issued Notes in this series immediately upon settlement. Currently, $1,000,000,000 aggregate principal amount of those Notes are outstanding. This issuance increases the aggregate principal amount of the outstanding Notes of this series to $1,500,000,000.
Specified Currency	The Notes will be denominated in US dollars and all payments on the Notes will be made in US dollars.
Offering Price	The Notes are being offered at a price of 104.048% of par.
Date of Original Issuance (Settlement Date)	April 14, 2003.
Maturity Date	November 15, 2014.
Interest Payment Dates	May 15 and November 15 in each year, beginning May 15, 2003.
Ranking
The Notes will be unsecured and will rank equally with all our other unsecured and unsubordinated debt. Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets. At November 30, 2002:
•	we had outstanding (on an unconsolidated basis) approximately $35.1 billion of debt and other obligations, including approximately $32.1 billion of senior debt, none of which is secured; and
•
our subsidiaries had outstanding (after consolidation and eliminations) approximately $137.8 billion of debt and other obligations (including $44.5 billion related to securities sold under repurchase agreements, $53.8 billion related to payables to customers, $24.4 billion related to financial instruments sold, but not yet purchased, and $15.1 billion of other liabilities, including $11.8 billion of debt).

Mandatory Redemption or Sinking Fund	None.
Optional Redemption	The Notes may only be redeemed prior to maturity if certain events involving US taxation occur. See "Redemption Upon Certain Tax Events" below.

Payment of Additional Amounts
Subject to the various exceptions and limitations set forth in this prospectus supplement, we will pay as additional interest or, as the case may be, principal on the Notes all such additional amounts that are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes to a person that is not a US Holder (as defined under "Certain US Federal Income Tax Considerations"), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority of the United States or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable. See "Description of the Notes—Payment of Additional Amounts" below.
Redemption Upon Certain Tax Events
If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under those laws) of the United States (or any political subdivision or taxing authority of the United States or in the United States), or any change in, or amendments to, the official position regarding the application or interpretation of these laws, regulations or rulings, which is announced or becomes effective on or after the date of this prospectus supplement, we become or will become obligated to pay additional amounts as described in this prospectus supplement under the heading "Description of the Notes—Payment of Additional Amounts" below or (b) any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether that act is taken with respect to us or any affiliate, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, in whole but not in part, the Notes on any interest payment date on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued on the Notes to the date fixed for redemption; provided that we determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the Notes. See "Description of the Notes—Redemption Upon Certain Tax Events" below.
Use of Proceeds
We will use the net proceeds before expenses from the sale of the Notes of approximately $517.7 million for general corporate purposes. These purposes may include additions to working capital, the repayment of short-term and long-term debt and making investments in or extending credit to our subsidiaries.

Book-Entry Form
The Notes will be issued only in book-entry form. This means that we will not issue certificates to you. Instead, the Notes will be issued in the form of one or more fully registered global securities, which will be deposited with a custodian. The Notes will be registered in the name of Cede & Co., as the nominee for The Depository Trust Company. You will not receive a definitive note representing your interest. This form will be referred to as "book-entry only." You may elect to hold your interests in the global securities through either The Depository Trust Company ("DTC") (in the United States) or Clearstream Banking, société anonyme ("Clearstream") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe). Interests will be held on behalf of the participants of Clearstream and Euroclear on the books of their respective depositaries. See "Description of Debt Securities—Global Securities" in the accompanying prospectus and "Description of the Notes—Book-Entry, Delivery and Form—Global Clearance and Settlement Procedures" below.
Events of Default	See "Description of Debt Securities—Events of Default" in the accompanying prospectus.
Limitation on Liens	See "Description of Debt Securities—Limitation on Liens" in the accompanying prospectus.
Listing
We will make application to the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the "UK Listing Authority") for the Notes to be admitted to the official list of the UK Listing Authority (the "Official List") and to the London Stock Exchange plc (the "London Stock Exchange") for such Notes to be admitted to trading on the London Stock Exchange's market for listed securities. We cannot guarantee that our application will be approved, and settlement of the Notes is not conditional on obtaining the listing.
Governing Law	New York.
Selling Restrictions	There are selling restrictions for certain jurisdictions, including the United Kingdom. See "Underwriting" below.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges was 1.7 for the fiscal year ended November 30, 2002 and 1.2 for the fiscal year ended November 30, 2001. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges. Fixed charges for purposes of the ratio consist of interest expense and certain other immaterial expenses.

THE BEAR STEARNS COMPANIES INC.

        We are a holding company that, through our subsidiaries, principally Bear Stearns, BSSC, BSIL and BSB, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. BSSC, a subsidiary of Bear Stearns, provides professional and correspondent clearing services, in addition to clearing and settling customer transactions and certain of our proprietary transactions. Our business includes:

  •
  market-making and trading in US government, government agency, corporate debt and equity, mortgage-related, asset-backed, municipal securities and high yield products;
  •
  trading in options, futures, foreign currencies, interest rate swaps and other derivative products;
  •
  securities, options and futures brokerage;
  •
  providing securities clearance services;
  •
  managing equity and fixed income assets for institutional and individual clients;
  •
  financing customer activities;
  •
  securities lending;
  •
  securities and futures arbitrage;
  •
  involvement in specialist activities on both the NYSE, AMEX and ISE;
  •
  underwriting and distributing securities;
  •
  arranging for the private placement of securities;
  •
  assisting in mergers, acquisitions, restructurings and leveraged transactions;
  •
  making principal investments in leveraged acquisitions;
  •
  engaging in commercial real estate activities;
  •
  investment management and advisory services; and
  •
  fiduciary, custody, agency and securities research services.

        Our business is conducted:

  •
  from our principal offices in New York City;
  •
  from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco and San Juan;
  •
  from representative offices in Beijing, Herzliya, Hong Kong, Sao Paulo and Shanghai;
  •
  through international offices in Dublin, Hong Kong, London, Lugano, Milan, Singapore and Tokyo; and
  •
  through joint ventures with other firms in Belgium, Greece, Spain and Sweden.

        We are incorporated in the State of Delaware. Our principal executive office is located at 383 Madison, New York, New York 10179, USA, and our telephone number is (212) 272-2000. Our internet address is http://www.bearstearns.com.

Directors of the Company

        The following table sets forth certain information concerning the directors of the Company.

Name	Age (as of January 31, 2003)	Principal Occupation and Directorships Held	Year First Elected to Serve as Director of the Company

James E. Cayne	68	Chairman of the Board and Chief Executive Officer of the Company and Bear Stearns, member of the Executive Committee of the Company (the "Executive Committee"); Director, New York Stock Exchange, Inc.	1985
Carl D. Glickman	76	Private Investor; Trustee, Chairman of the Executive Committee, Lexington Corporate Property Trust	1985
Alan C. Greenberg	75	Chairman of the Executive Committee	1985
Donald J. Harrington	57	President, St. John's University; Director, The Reserve Fund, Reserve Institutional Trust, Reserve Tax-Exempt Trust, Reserve New York Tax-Exempt Trust and Reserve Special Portfolios Trust	1993
William L. Mack	62	Founder and Managing Partner, The Apollo Real Estate Investment Funds; President and Senior Managing Partner, The Mack Organization; Chairman of the Board of Mack-Cali Realty Corporation and Metropolis Realty Trust, Inc.; Director, Vail Resorts, Inc. and Wyndham International, Inc.	1997
Frank T. Nickell	55	President and Chief Executive Officer of Kelso & Company; Director, BlackRock Inc., Earle M. Jorgensen Company, Peebles Inc., NYU Hospitals Center Board of Trustees and New York University School of Medicine Foundation Board	1993
Paul A. Novelly	59	Chairman of the Board and Chief Executive Officer of Apex Oil Company, Inc.; Deputy Chairman of the Board, Liquid Funding, Ltd.; Director, Intrawest Corporation, Boss Holdings, Inc. and Coastcast Corporation	2002

Frederic V. Salerno	59	Former Vice Chairman and Chief Financial Officer of Verizon Communications; Chairman of the Board, Lynch Interactive Corp.; Director, Avnet, Inc., Viacom, Inc., Consolidated Edison Company, Akamai Technologies, Inc. and Dun & Bradstreet	1992
Alan D. Schwartz	52	President and Co-Chief Operating Officer of the Company and Bear Stearns, member of the Executive Committee; Director, Champps Entertainment, Inc.	1987	(1)
Warren J. Spector	45	President and Co-Chief Operating Officer of the Company and Bear Stearns, member of the Executive Committee	1990	(1)
Vincent Tese	59	Chairman and Director of Wireless Cable International Inc.; Director, Bowne & Co. Inc., Cablevision Inc., Custodial Trust Company (a wholly owned subsidiary of the Company), Mack-Cali Realty Corp., National Wireless Holdings Inc. and Lynch Interactive Corp.	1994
Fred Wilpon	66	Chairman of the Board of Directors of Sterling Equities, Inc.; Director, Loews Corporation; Chairman of the Board of Directors and Chief Executive Officer of the New York Mets	1993

(1)
Did not serve as director during 1997 and 1998.

        Mr. Cayne became Chairman of the Board on June 25, 2001. Mr. Cayne has been Chief Executive Officer of the Company and Bear Stearns for more than the past five years and prior to June 25, 2001, was President of the Company and Bear Stearns for more than the past five years.

        Mr. Glickman has been a private investor for more than the past five years. Mr. Glickman is also currently Chairman of the Compensation Committee of the Board of Directors of the Company.

        Mr. Greenberg has been Chairman of the Executive Committee for more than the past five years and prior to June 25, 2001, was Chairman of the Board of the Company for more than the past five years.

        Father Harrington has been the President of St. John's University for more than the past five years.

        Mr. Mack has been Managing Partner of the Apollo Real Estate Investment Funds for more than the past five years. He has been President and Senior Managing Partner of The Mack Organization (a

national owner, developer and investor in office and industrial buildings and other real estate) for more than the past five years. Mr. Mack is Chairman of the Board of Mack-Cali Realty Corporation (a publicly traded real estate investment trust). He is also Chairman of the Board of Metropolis Realty Trust, Inc. (the owner of high rise office buildings).

        Mr. Nickell has been President of Kelso & Company, a privately held merchant banking firm, for more than the past five years. Mr. Nickell was appointed Chief Executive Officer of Kelso & Company in 1998.

        Mr. Novelly became a director of the Company on June 20, 2002. Mr. Novelly has been Chairman of the Board and Chief Executive Officer of Apex Oil Company, Inc., a privately held company engaged in wholesale sale, storage and distribution of petroleum products, for more than the past five years. Mr. Novelly was appointed Deputy Chairman of the Board of Liquid Funding, Ltd. on November 9, 2001.

        Mr. Salerno was the Vice Chairman and Chief Financial Officer of Verizon Communications (formerly Bell Atlantic Corporation) until his retirement on September 30, 2002. Mr. Salerno became Chairman of the Board of Lynch Interactive Corp. on December 9, 2002. Prior to June 2000, Mr. Salerno was the Senior Executive Vice President and Chief Financial Officer/Strategy and Business Development of Bell Atlantic Corporation. Prior to the merger of NYNEX Corp. ("NYNEX") and Bell Atlantic Corporation, Mr. Salerno was the Vice Chairman of the Board of NYNEX for more than five years.

        Mr. Schwartz became President and Co-Chief Operating Officer of the Company and Bear Stearns on June 25, 2001. From June 30, 1999 to June 24, 2001, Mr. Schwartz was an Executive Vice President of Bear Stearns. Prior to June 30, 1999, Mr. Schwartz was an Executive Vice President of the Company and of Bear Stearns for more than the past five years.

        Mr. Spector became President and Co-Chief Operating Officer of the Company and Bear Stearns on June 25, 2001. From June 30, 1999 to June 24, 2001, Mr. Spector was an Executive Vice President of Bear Stearns. Prior to June 30, 1999, Mr. Spector was an Executive Vice President of the Company and of Bear Stearns for more than the past five years.

        Mr. Tese has been Chairman of Wireless Cable International Inc. since April 1995. Mr. Tese was Chairman of Cross Country Wireless Inc. from October 1994 to July 1995 and was a corporate officer and a general partner of Cross Country Wireless Inc.'s predecessors, Cross Country Wireless Cable—I, L.P. and Cross Country Wireless Cable West, L.P., from 1990 until October 1994. Mr. Tese was the Director of Economic Development for the State of New York from June 1987 to December 1994. Mr. Tese is currently Chairman of the Audit Committee of the Board of Directors of the Company.

        Mr. Wilpon has been Chairman of the Board of Directors of Sterling Equities, Inc., a privately held entity, and certain affiliates thereof, which are primarily real estate development/owner management companies, for more than the past five years. Mr. Wilpon became Chairman of the Board of Directors of the New York Mets baseball team on August 23, 2002. Mr. Wilpon has been Chief Executive Officer of the New York Mets baseball team for more than the past five years and prior to August 23, 2002, was President of the New York Mets baseball team for more than the past five years.

        There is no family relationship among any of the directors or executive officers.

        All directors hold office until our next Annual Meeting of Stockholders or until their successors have been duly elected and qualified. Officers serve at the discretion of the Board of Directors.

        The business address for each director is 383 Madison Avenue, New York, New York 10179, USA.

USE OF PROCEEDS

        We will use the net proceeds before expenses from the sale of the Notes of approximately $517.7 million for general corporate purposes. These purposes may include additions to working capital, the repayment of short-term and long-term debt and making investments in or extending credit to our subsidiaries.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of November 30, 2002, which has been derived from information contained in or incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended November 30, 2002, and as adjusted to give effect to the offering of the Notes. It is important that you read the following information along with the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" and "General Information".

	November 30, 2002*
	Actual	As Adjusted
	(In thousands)
Short-Term Borrowings(1)(3):
Bank and Other Borrowings	$5,236,374	$5,236,374
Commercial Paper	7,316,853	7,316,853
Medium-Term Notes	1,856,599	1,856,599

Total Short-Term Borrowings	$14,409,826	$14,409,826

Long-Term Borrowings(2)(3):
Floating Rate Notes due 2003 to 2007	$2,857,275	$2,857,275
Fixed Rate Senior Notes due 2003 to 2014; interest rates ranging from 5.70% to 8.75%	8,997,716	9,517,956
Medium-Term Notes and Other Borrowings	11,826,408	11,826,408

Total Long-Term Borrowings	23,681,399	24,201,639

Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities(4)	562,500	562,500

Stockholders' Equity:
Preferred Stock, $1.00 par value; Series A, E, F, and G, 10,000,000 shares authorized; 6,250,000 shares issued(5)	692,832	692,832
Common Stock, $1.00 par value; 500,000,000 shares authorized; 184,805,848 shares issued	184,806	184,806
Paid-in Capital	2,866,290	2,866,290
Retained Earnings	3,909,272	3,909,272
Employee Stock Compensation Plans	2,213,979	2,213,979
Unearned Compensation	(208,588)	(208,588)
Treasury Stock:
Adjustable Rate Cumulative Preferred Stock; Series A: 2,520,750 shares	(103,421)	(103,421)
Common Stock: 84,781,479 shares	(3,173,087)	(3,173,087)

Total Stockholders' Equity	6,382,083	6,382,083

Total Long-Term Borrowings, Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities and Stockholders' Equity	$30,625,982	$31,146,222

*
Certain information regarding the Company's results of operations for the fiscal quarter ended February 28, 2003 is contained in the Company's Current Report on Form 8-K dated March 19, 2003, which is incorporated herein by reference.

(1)
Between December 1, 2002 and April 4, 2003, there was a net increase in short-term borrowings of approximately $3 billion.

(2)
Between December 1, 2002 and April 4, 2003, the Company issued approximately $4.2 billion in long-term borrowings and retired/matured approximately $3.6 billion of its long-term borrowings.

(3)
By virtue of the nature of the Company's business and that of its subsidiaries, the Company's borrowings, particularly its short-term borrowings, fluctuate from day to day in the ordinary course of business. Except as disclosed in Notes (1) and (2), since November 30, 2002, there has been no material change in our consolidated capitalization.

(4)
Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities reflects the preferred securities of Bear Stearns Capital Trust II and Bear Stearns Capital Trust III. Each of the trusts is a wholly-owned subsidiary of the Company and holds certain of our subordinated debentures as its sole asset. The preferred securities of Bear Stearns Capital Trust II and Bear Stearns Capital Trust III are guaranteed by the Company and are unsecured.

(5)
Between December 1, 2002 and April 4, 2003, the Company redeemed Preferred Stock in the amount of $28.4 million.

SELECTED CONSOLIDATED FINANCIAL DATA

        The financial data in the following table for the fiscal years ended November 30, 2002, November 30, 2001, November 30, 2000, the five months ended November 26, 1999, and the fiscal years ended June 30, 1999 and 1998 has been derived from information contained in or incorporated by reference into our Annual Reports on Form 10-K. See "Where You Can Find More Information" and "General Information".

	Fiscal Year Ended November 30,				Fiscal Year Ended June 30,
				Five Months Ended November 26, 1999
	2002*	2001	2000		1999	1998
	(In thousands, except share and other data)
Operating Results:
Revenues	$6,890,816	$8,701,033	$10,247,964	$3,462,549	$7,846,314	$7,964,052
Interest expense	1,762,580	3,793,998	4,772,286	1,524,046	3,344,190	3,622,629

Revenues, net of interest expense	5,128,236	4,907,035	5,475,678	1,938,503	4,502,124	4,341,423

Non-interest expenses:
Employee compensation and benefits	2,508,197	2,528,852	2,788,638	964,529	2,265,830	2,094,679
Non-compensation expenses	1,309,076	1,443,739	1,515,517	520,382	1,172,186	1,183,252

Total non-interest expenses	3,817,273	3,972,591	4,304,155	1,484,911	3,438,016	3,277,931

Income before provision for income taxes and cumulative effect of change in accounting principle	1,310,963	934,444	1,171,523	453,592	1,064,108	1,063,492
Provision for income taxes	432,618	309,479	398,340	167,778	391,060	403,063

Income before cumulative effect of change in accounting principle	878,345	624,965	773,183	285,814	673,048	660,429
Cumulative effect of change in accounting principle, net of tax(1)	—	(6,273)	—	—	—	—

Net income	$878,345	$618,692	$773,183	$285,814	$673,048	$660,429

Net income applicable to common shares	$842,739	$579,579	$734,070	$269,517	$633,618	$629,417

Financial Position:
Total assets	$184,854,423	$185,530,228	$168,631,602	$162,037,962	$153,894,340	$154,495,895
Long-term borrowings	$23,681,399	$23,429,054	$20,095,888	$15,911,392	$14,647,092	$13,295,952
Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities (2)	$562,500	$762,500	$500,000	$500,000	$500,000	$350,000
Stockholders' equity	$6,382,083	$5,628,527	$5,654,288	$4,941,947	$4,955,509	$4,291,533
Common Share Data: (3)
Basic earnings per share	$7.00	$4.49	$5.37	$1.78	$4.26	$4.17
Diluted earnings per share	$6.47	$4.27	$5.35	$1.78	$4.26	$4.17
Cash dividends declared per common share	$0.62	$0.60	$0.55	$0.29	$0.56	$0.54
Book value per common share	$39.94	$33.84	$31.51	$26.93	$25.60	$21.64
Common shares outstanding (4)	145,591,496	146,465,210	158,039,960	165,956,810	167,265,996	167,173,826

Other Data:
Return on average common equity	18.1%	13.7%	19.1%	16.6%	18.8%	21.7%
Profit margin (5)	25.6%	19.0%	21.4%	23.4%	23.6%	24.5%
Employees	10,574	10,452	11,201	10,081	9,808	9,180

*
Certain information regarding the Company's results of operations for the fiscal quarter ended February 28, 2003 is contained in the Company's Current Report on Form 8-K dated March 19, 2003, which is incorporated herein by reference.

(1)
At December 1, 2000, the Company recognized a cumulative after-tax loss of $6.3 million as a result of adopting Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."
(2)
As of November 30, 2002, Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities reflects preferred securities of Bear Stearns Capital Trust II and Bear Stearns Capital Trust III. As of November 30, 2001, Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities reflects preferred securities of Bear Stearns Capital Trust I, Bear Stearns Capital Trust II and Bear Stearns Capital Trust III. As of November 30, 2000, November 26, 1999 and June 30, 1999 Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities reflects preferred securities of Bear Stearns Capital Trust I and Bear Stearns Capital Trust II. As of June 30, 1998, Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities consisted of $150 million of Exchangeable Preferred Income Cumulative Shares and $200 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities. Each of the trusts is a wholly-owned subsidiary of the Company and holds certain of our subordinated debentures as its sole asset.
(3)
Reflects all stock dividends prior to November 30, 2002.
(4)
Common shares outstanding include units issued under certain stock compensation plans which will be distributed as shares of common stock.
(5)
Represents the ratio of income before provision for income taxes to revenues, net of interest expense.

DESCRIPTION OF THE NOTES

        The following discussion of the terms of the Notes and the Indenture supplements the general terms and provisions of the debt securities contained in the accompanying prospectus under the heading "Description of Debt Securities" and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the Notes.

        You can find the definitions of certain capitalized terms used in this section under "Description of Debt Securities" in the accompanying prospectus. For purposes of this section only, references to "we," "us" and "our" include only The Bear Stearns Companies Inc. and not its subsidiaries. We will issue the Notes under the Indenture, dated as of May 31, 1991, as supplemented by the First Supplemental Indenture, dated January 29, 1998 (as supplemented, the "Indenture"), between us and JPMorgan Chase Bank (formerly, The Chase Manhattan Bank), as trustee (the "Trustee").

        The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the Indenture has been filed as an exhibit to the Registration Statement and is available as set forth under "Where You Can Find More Information" and "General Information."

        The following description along with the description in the accompanying prospectus is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not these descriptions, defines your rights as a holder of the Notes (a "Holder").

Brief Description of the Notes

        The Notes will:

  •
  be a single series of our debt securities under the Indenture;
  •
  be our unsecured senior debt;
  •
  rank equally with all of our other unsecured and unsubordinated debt;
  •
  only be redeemable before their maturity if certain events involving US taxation occur as discussed under "—Redemption by the Company Upon Certain Tax Events";
  •
  be subject to defeasance in compliance with the Indenture, see "Description of Debt Securities—Defeasance" in the accompanying prospectus; and
  •
  be issued in denominations of $1,000 increased in multiples of $1,000.

        Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries with respect to their assets. At November 30, 2002:

  •
  we had outstanding (on an unconsolidated basis) approximately $35.1 billion of debt and other obligations, including approximately $32.1 billion of senior debt, none of which is secured; and
  •
  our subsidiaries had outstanding (after consolidation and eliminations) approximately $137.8 billion of debt and other obligations (including $44.5 billion related to securities sold under repurchase agreements, $53.8 billion related to payables to customers, $24.4 billion related to financial instruments sold, but not yet purchased, and $15.1 billion of other liabilities, including $11.8 billion of debt).

Principal, Maturity and Interest

        The Notes will be issued in the offering and will mature on November 15, 2014. We may, without your consent, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any of these additional notes, together with the Notes described in this Prospectus Supplement will constitute a single series of debt securities under the Indenture. However, no additional notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

        The Notes that we are offering are a further issuance of, are fungible with and are consolidated to form a single series with our 5.70% Global Notes due November 15, 2014 issued on November 6, 2002 and January 17, 2003. The Notes offered by this prospectus supplement will have the same CUSIP number, Common Code and International Security Identification Number and will trade interchangeably with the previously issued Notes in this series immediately upon settlement. Currently, $1,000,000,000 aggregate principal amount of those Notes are outstanding. This issuance increases the aggregate principal amount of the outstanding Notes of this series to $1,500,000,000.

        Interest on the Notes will accrue at the rate of 5.70% per annum and will be paid every six months on each May 15 and November 15, beginning on May 15, 2003 (which first payment includes interest from and including November 6, 2002), to the persons who are registered Holders at the close of business on the May 1 and November 1 immediately before the applicable interest payment date. If an interest payment date is not a business day, the interest payment will be made on the next business day, and the Holder is not entitled to any additional interest for the delay.

        Interest on the Notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from and including November 6, 2002. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will not be entitled to the benefit of any mandatory sinking fund.

Principal Paying Agent, Paying Agents, Registrar and Transfer Agent

        JPMorgan Chase Bank (formerly, The Chase Manhattan Bank), the Trustee under the Indenture, will initially act as the principal office or agency where Notes may be presented for payment (the "Principal Paying Agent"). We have also agreed that as long as the Notes are listed on the London Stock Exchange and its rules require, we will appoint and maintain a transfer agent and paying agent in London. We have appointed JPMorgan Chase Bank (formerly, The Chase Manhattan Bank) to serve as registrar (the "Registrar") under the Indenture. The terms "paying agent" and "transfer agent" include the Principal Paying Agent and the Registrar and any additional or successor agents appointed by us. The names of the initial Paying Agents and Transfer Agents and their initial specified offices are set out below.

Methods of Receiving Payments on the Notes

        The Principal Paying Agent will pay interest to DTC, or its nominee, by wire transfer of same day funds for credit to the accounts of DTC's participants and subsequent distribution to the beneficial owners of the Notes, or, if the Notes are issued in certificated form under the circumstances described below in "—Book-Entry, Delivery and Form—Definitive Notes," the Principal Paying Agent will pay the registered Holder of the Notes against presentation and surrender by such Holder of its Note to any paying agent, by US dollar check drawn on a bank in New York City and mailed on the business day immediately before the interest due date.

Payment of Additional Amounts

        Subject to the various exceptions and limitations set forth below, we will pay as additional interest or principal, as the case may be, on the Notes, all such additional amounts that are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes to a person that is not a US Holder (as defined under "Certain US Federal Income Tax Considerations," below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable. However, the obligation to pay additional amounts shall not apply:

          (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder, if the Holder is an estate, trust, partnership or corporation for federal income tax purposes, or a person holding a power over such an estate, trust, partnership or corporation, or a person holding a power over such an estate or trust administered by a fiduciary holder, being considered as:

            (a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

            (b) having a current or former connection with the United States, including a connection as a citizen or resident thereof;

            (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

            (d) being or having been a private foundation or other tax-exempt organization;

            (e) being or having been a "10-percent shareholder" of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

            (f) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

          (2) to any Holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Note, if compliance is required by statute or regulation of the United States or of any political subdivision or taxing authority thereof or therein, or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by us or a paying agent from payments on or in respect of a Note;

          (5) to a tax, assessment or governmental charge that is imposed or withheld by reason of the presentation by or on behalf of the beneficial owner of any Note for payment on a date more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

          (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

          (8) in the case of any combination of any of the above items;

nor shall additional amounts be paid with respect to any payment on a Note to a Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner held its interest in the Note directly.

        The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation that is applicable to them. Except as specifically provided under this heading "—Payment of Additional Amounts" and under the heading "—Redemption Upon Certain Tax Events," we are not required to make any payments with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

Redemption Upon Certain Tax Events

        If,

          (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, the official position regarding the application or interpretation of such laws, regulations or rulings, which is announced or becomes effective on or after the date of this prospectus supplement, we determine that we will be or will become obligated to pay additional amounts as described in this prospectus supplement under the heading "—Payment of Additional Amounts"; or

          (b) any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether such act is taken with respect to us or any affiliate, that results in a substantial probability that we will or may be required to pay such additional amounts;

then we may, at our option, redeem, as a whole, but not in part, the Notes on any interest payment date on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that we determine, in our business judgement, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the Notes. No redemption pursuant to clause (b) above may be made unless we have delivered to the Trustee a written opinion of independent legal counsel of recognized legal standing to the effect that an act taken by a taxing authority of the United States has resulted or will result in a substantial probability that it will or may be required to pay the additional amounts described herein under the heading "—Payment of Additional Amounts" and that we are therefore entitled to redeem the Notes pursuant to their terms.

Unclaimed Amounts

        The Indenture provides that any payments in respect of principal and any interest remaining that are unclaimed for two years after their due date will be paid to us, and the Holder of the Note will after that time look, as an unsecured creditor, only to us for payment of those amounts.

Notices

        All notices regarding the Notes will be valid if published (i) in a leading English language daily newspaper of general circulation in London, and (ii) in a leading English language daily newspaper of general circulation in New York. However, it is expected that that publication will be made in (i) the Financial Times or another daily newspaper in London approved by the Trustee or, if this is not possible, in one other English language daily newspaper approved by the Trustee with general circulation in Europe, and (ii) The Wall Street Journal (Eastern Edition) in New York. Any notice will be deemed to have been given on the date of the first publication in all the relevant newspapers.

        Until the time any definitive Notes are issued under the circumstances described below in "—Book-Entry, Delivery and Form—Definitive Notes," and as long as the Global Securities are held in their entirety on behalf of Euroclear and/or Clearstream and DTC, publication in the specified newspapers may be replaced with the delivery of the relevant notice to Euroclear and/or Clearstream and DTC for communication by them to the Holders of the Notes. Any notice shall be deemed to have been given to the Holders of the Notes on the seventh day after the day on which the notice was given to Euroclear and/or Clearstream or DTC.

Book-Entry, Delivery and Form

        The Notes will be issued only in book-entry form. This means that we will not issue certificates to you. Instead, the Notes will be issued in the form of one or more fully registered global notes (the "Global Securities"), which will be deposited with a custodian. The Notes will be registered in the name of Cede & Co., as the nominee for DTC. You will not receive a definitive note representing your interest. This form will be referred to as "book-entry only."

        You may elect to hold your interests in the Global Securities either through DTC (in the United States) or through Clearstream or Euroclear (in Europe). Interests will be held on behalf of Clearstream and Euroclear participants on the books of their respective depositaries.

  Denominations

        Beneficial interests in the Global Securities will be held in denominations of $1,000 increased in multiples of $1,000. Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  DTC Services

        DTC has informed us that DTC is:

  •
  a limited purpose trust company organized under the New York Banking Law;
  •
  a "banking organization" within the meaning of the New York Banking Law;
  •
  a member of the Federal Reserve System;
  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and
  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

        DTC holds securities that its participants ("DTC Participants") deposit with DTC. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC also facilitates the settlement among these DTC Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, which eliminates the need for the physical movement of securities certificates.

        DTC's book-entry system is also available for use by other organizations such as securities brokers and dealers, banks and trust companies that work through a DTC Participant, either directly or indirectly. The rules applicable to DTC and the DTC Participants are on file with the SEC.

        DTC is owned by a number of DTC Participants and by the NYSE, the AMEX and the National Association of Securities Dealers, Inc.

        A further description of DTC's procedures with respect to the Global Securities is set forth in the accompanying prospectus under "Description of Debt Securities—Global Securities."

  Clearstream and Euroclear Services

        Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry charges in accounts of Clearstream Participants, which eliminates the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

        Conducting business in the domestic markets of several countries as a professional depositary, Clearstream is regulated by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include some of the Underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

        Distributions with respect to the Notes that are held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, and to the extent received by the US depositary for Clearstream.

        Euroclear was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is owned by Euroclear Clearance System Public Limited Company ("ECSplc") and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the "Euroclear Operator").

        The Euroclear Operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

        The Euroclear Operator provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services.

        Non-participants of Euroclear may hold and transfer book-entry interests in securities through accounts with a direct Euroclear Participant or any other securities intermediary that holds a book-entry interest in securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear Operator.

        The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the "Euroclear Terms and Conditions"). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

        All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the US depositary for Euroclear.

  Definitive Notes

        Definitive Notes may be issued upon:

          (i) Euroclear and/or Clearstream being closed for a continuous period of 14 days (other than by reason of public holidays); and/or

          (ii) in the limited circumstances set forth in "Description of the Debt Securities—Global Securities" in the accompanying prospectus.

        If definitive Notes are issued, payment of principal of and interest on the Notes will be made as set forth under "—Methods of Receiving Payments on the Notes" above. Definitive Notes can be transferred by presentation for registration to the Registrar or other transfer agent at any of their specified offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

        For the purposes of this description, "business day" means any day, other than a Saturday or Sunday, that is not a day on which banks are authorized or required by law or regulation to close in New York and, where definitive Notes have been issued, the relevant place of presentation.

  Global Clearance and Settlement Procedures

        Initial settlement for the Notes will be made in same day funds. Secondary market trading and transfers within DTC, Clearstream or Euroclear, as the case may be, will be made in accordance with the usual rules and operating procedures of those systems. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in same day funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in registered form in same day funds.

        Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

        Trading between DTC Purchasers and Sellers.    Secondary market trading between DTC Participants will be settled using the procedures applicable to global bonds in same-day funds.

        Trading between Euroclear and/or Clearstream Participants.    Secondary market trading between Euroclear Participants and/or Clearstream Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

        Trading between DTC Seller and Euroclear or Clearstream Purchaser.    When Notes are to be transferred from the account of a DTC Participant to the account of a Euroclear or Clearstream Participant, the purchaser will send instructions to Euroclear or Clearstream through a Euroclear or Clearstream Participant, as the case may be, at least one business day before settlement. Euroclear or Clearstream will instruct its respective depositary to receive those Notes against payment. Payment for the Notes will then be made by the depositary to the DTC Participant's account against delivery of the Notes. After settlement has been completed, the Notes will be credited to the respective clearing systems, and by the clearing system, in accordance with its usual procedures, to the Euroclear or Clearstream Participant's account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to the value date, which would be the preceding day when settlement occurred in New York. If settlement is not completed on the intended value date and the trade fails, the Euroclear or Clearstream cash debit will be valued as of the actual settlement date.

        Euroclear and Clearstream Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit. However, under this approach, DTC Participants may take on credit exposure to Euroclear and Clearstream until the interests in the Global Security are credited to their accounts one day later.

        As an alternative, if Euroclear or Clearstream has extended a line of credit to a Euroclear or Clearstream Participant, as the case may be, that Participant may elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear or Clearstream Participants purchasing Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the Notes were credited to their accounts. However, interest on the Notes would accrue from the value date. Therefore, in many cases the investment income on Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Participant's particular cost of funds.

        Since the settlement occurs during New York business hours, DTC Participants can employ their usual procedures for transferring global bonds to the respective depositaries of Euroclear or Clearstream for the benefit of Euroclear or Clearstream Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC seller, a cross-market sale transaction will settle no differently than a trade between two DTC Participants.

        Trading between Euroclear or Clearstream Seller and DTC Purchaser.    Because the time zone difference operates in their favor, Euroclear and Clearstream Participants may employ their customary procedures for transactions in which Notes are to be transferred by the respective clearing system, through its respective depositary, to a DTC Participant. The seller will send instructions to Euroclear or Clearstream through a Euroclear or Clearstream Participant at least one business day before settlement. In these cases, Euroclear or Clearstream will instruct its respective depositary to credit the Notes to the DTC Participant's account against payment. The payment will then be reflected in the account of the Euroclear or Clearstream Participant on the following day, and receipt of the cash proceeds in the Euroclear or Clearstream Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York).

        If the Euroclear or Clearstream Participant has a line of credit in its respective clearing system and elects to be in a debt position in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the Euroclear or Clearstream Participant's account would instead be valued as of the actual settlement date.

        Finally, day traders that use Euroclear or Clearstream to purchase Notes from DTC Participants for delivery to Euroclear or Clearstream Participants should note that these trades automatically fail on the sale side unless some form of affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

          (i) borrowing through Euroclear or Clearstream for one day (until the purchase side of the day trade is reflected in their Euroclear or Clearstream accounts) in accordance with the clearing system's customary procedures;

          (ii) borrowing the Notes in the United States from a DTC Participant no later than one day before settlement, which would give the Notes sufficient time to be reflected in their Euroclear or Clearstream account in order to settle the sale side of the trade; or

          (iii) staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day before the value date for the sale to the Euroclear or Clearstream Participant.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are not obligated to perform or continue to perform these procedures. As a result, these procedures may be discontinued at any time.

        The information in this section concerning DTC, Clearstream, Euroclear and their book-entry systems has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy of this information. We are not responsible for DTC's, Clearstream's, Euroclear's or their participants' performance of their respective obligations, as they are described above or under the rules and procedures governing their respective operations.

DESCRIPTION OF THE COMPANY

General Development of the Business

        The Bear Stearns Companies Inc. was incorporated under the laws of the State of Delaware on August 21, 1985. We are a holding company that through our subsidiaries, principally Bear Stearns, BSSC, BSIL and BSB, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. BSSC, a subsidiary of Bear Stearns, provides professional and correspondent clearing services, in addition to clearing and settling customer transactions and certain of our proprietary transactions. We succeeded on October 29, 1985 to the business of Bear, Stearns & Co., a New York limited partnership (the "Partnership"). As used in this section, "we," "us" or "our" refers (unless the context requires otherwise) to The Bear Stearns Companies Inc., its subsidiaries and the prior business activities of the Partnership.

Financial Information about Industry Segments

        We are primarily engaged in business as a securities broker and dealer operating in three principal segments: Capital Markets, Global Clearing Services and Wealth Management. These segments are analyzed separately due to the distinct nature of the products they provide and the clients they serve. Certain Capital Markets products are distributed by the Wealth Management and Global Clearing Services distribution networks with the related revenues of such intersegment services allocated to the respective segments.

        The Capital Markets segment comprises the institutional equities, fixed income and investment banking areas. The Capital Markets segment operates as a single integrated unit that provides the sales, trading and origination effort for various fixed income, equity and advisory products and services. Each of the three businesses works in tandem to deliver these services to institutional and corporate clients. Institutional equities consists of sales, trading and research in areas such as institutional domestic and international equity sales, block trading, convertible bonds, over-the-counter ("OTC") equities, equity derivatives, risk and convertible arbitrage and NYSE, AMEX and ISE specialist activities. Fixed income includes sales, trading and research for institutional clients in a variety of products such as mortgage and asset-backed securities, corporate and government bonds, municipal and high yield products, foreign exchange and fixed income derivatives. Investment banking provides services in capital raising, strategic advice, mergers and acquisitions and merchant banking. Capital raising encompasses our underwriting of equity, investment-grade and high yield debt securities.

        The Global Clearing Services segment provides execution, clearing, margin lending and securities borrowing to facilitate customer short sales to clearing clients worldwide. Prime brokerage clients include hedge funds and clients of money managers, short sellers, arbitrageurs and other professional investors. Fully disclosed clients engage in either the retail or institutional brokerage business. At November 30, 2002, we held approximately $164 billion of assets in Global Clearing Services client accounts.

        The Wealth Management segment is composed of the Private Client Services ("PCS") and asset management areas. PCS provides high-net-worth individuals with an institutional level of service, including access to our resources and professionals. PCS maintains approximately 500 account executives in its principal office and six regional offices. Asset management serves the diverse investment needs of corporations, municipal governments, multi-employer plans, foundations, endowments, family groups and high-net-worth individuals in the US and abroad. The asset management area had $24.0 billion in assets under management at November 30, 2002, which compared to $24.2 billion in assets under management at November 30, 2001. The change in assets under management reflects declines in market value, substantially offset by net inflows.

        Financial information regarding our business segments and foreign operations as of November 30, 2002, November 30, 2001 and November 30, 2000 and for the fiscal years ended November 30, 2002, November 30, 2001 and November 30, 2000 is set forth under the Notes to the Consolidated Financial Statements in Footnote 16, entitled "Segment and Geographic Area Data," in our Annual Report on Form 10-K for the fiscal year ended November 30, 2002. See "Where You Can Find More Information" and "General Information."

Narrative Description of Business

        Our business includes:

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  market-making and trading in US government, government agency, corporate debt and equity, mortgage-related, asset-backed, municipal securities and high yield products;
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  trading in options, futures, foreign currencies, interest rate swaps and other derivative products;
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  securities, options and futures brokerage;
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  providing securities clearance services;
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  managing equity and fixed income assets for institutional and individual clients;
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  financing customer activities;
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  securities lending;
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  securities and futures arbitrage;
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  involvement in specialist activities on the NYSE, AMEX and ISE;
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  underwriting and distributing securities;
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  arranging for the private placement of securities;
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  assisting in mergers, acquisitions, restructurings and leveraged transactions;
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  making principal investments in leveraged acquisitions;
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  engaging in commercial real estate activities;
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  investment management and advisory services; and
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  fiduciary, custody, agency and securities research services.

        Our business is conducted:

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  from our principal offices in New York City;
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  from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco and San Juan;
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  from representative offices in Beijing, Herzliya, Hong Kong, Sao Paulo and Shanghai;
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  through international offices in Dublin, Hong Kong, London, Lugano, Milan, Singapore and Tokyo; and
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  through joint ventures with other firms in Belgium, Greece, Spain and Sweden.

Our international offices provide services and engage in investment activities involving foreign clients and international transactions. Additionally, certain of these foreign offices provide services to US clients. We provide trust company and clearance services through our subsidiary, Custodial Trust Company ("CTC"), which is located in Princeton, New Jersey.

        Bear Stearns and BSSC are broker-dealers registered with the SEC. Additionally, Bear Stearns is registered as an investment adviser with the SEC. Bear Stearns and/or BSSC are also members of the NYSE, all other principal US securities and futures exchanges, the National Association of Securities Dealers, Inc. ("NASD"), the Commodity Futures Trading Commission ("CFTC"), the National Futures Association ("NFA") and the ISE. Bear Stearns is a "primary dealer" in US government securities as designated by the Federal Reserve Bank of New York.

        BSIL is a full service broker-dealer based in London and among other European exchanges, is a member of Eurex Deutschland ("EUREX"), the International Petroleum Exchange ("IPE"), Euronext Liffe ("LIFFE"), Euronext Paris and NASDAQ Europe ("NASDAQ"). BSIL is supervised by and is regulated in accordance with the rules of the Financial Services Authority ("FSA").

        BSB is an Ireland-based bank, which was registered in 1996 and subsequently granted a banking license under the Irish Central Bank Act, 1971. BSB allows our existing and prospective clients the opportunity of dealing with a banking counterparty.

        As of November 30, 2002, we had 10,574 employees.

  Institutional Equities

        General.    We provide customers with liquidity, sales and trading expertise and equity research in products such as domestic and international equities and convertible securities.

        Options and Index Products.    We provide an array of equity and index option-related execution services to institutional and individual clients. We utilize sophisticated research and computer modeling to formulate specific recommendations relating to options and index trading.

        Arbitrage.    We engage for our own account in both "classic" and "risk" arbitrage. Our risk arbitrage activities generally involve the purchase of securities at a discount from a value that is expected to be realized if a proposed or anticipated merger, recapitalization, tender offer or exchange offer is consummated. In classic arbitrage, we seek to profit from temporary discrepancies (i) between the price of a security in two or more markets, (ii) between the price of a convertible security and its underlying security, (iii) between securities that are, or will be, exchangeable at a future date and (iv) between the prices of securities with contracts settling on different dates. We also examine relative value strategies. These strategies focus on pairs of equities or different levels of the capital structure of the same firm. In these relative value cases, we believe strong reasons exist for the prices of the securities to be highly correlated.

        Strategic Structuring and Transactions ("SST").    We target mispriced assets using sophisticated models and proprietary quantitative methods. We maintain substantial proprietary trading and investment positions in domestic and foreign markets covering a wide spectrum of equity and commodity products which include the use of futures, listed and OTC options and swaps.

  Equity Securities.

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  OTC. We make markets on a principal basis in common and preferred stocks, warrants and other securities traded on the NASD's Automated Quotation System and otherwise in the OTC market.
  (2)
  Direct Access. We operate a direct access business by providing execution and operations services to qualified institutional investors. Such investors may directly access brokers on the floor of the NYSE and execute and service orders directly with them.

        Equity Research.    Our Equity Research Department provides innovative, in-depth analysis of the global investment environment. Known for theme-oriented research underpinned by meticulous financial modeling, we offer detailed information on over 1,000 companies in roughly 100 industries (including approximately 52% of the Standard & Poor's 500 Index). We also have a group of economists and strategists that closely monitors domestic and international markets. Our broad-based domestic coverage is complemented by research teams in Latin America, Asia and Europe, giving our clients an advantage in a world where national boundaries are becoming more porous. This breadth of coverage allows us to maintain a particularly wide-ranging recommended securities list and gives clients a steady stream of new investment ideas and insights into the more obscure corners of the financial world.

        Convertible Securities.    We engage in research, sales and trading of equity-linked securities including convertible bonds, convertible preferreds, equity-linked notes and warrants. Market coverage includes the United States, Europe and Latin America.

  Equity Sales

        We are one of the leading firms in the US providing brokerage services to institutional investors. Institutional equity sales involves the execution of transactions in US equity and equity-linked securities for domestic and foreign institutional customers and providing these customers with liquidity, trading expertise, trade execution, research and investment advice. We provide transaction services for institutional customers who trade in futures and futures-related instruments.

  Block Stock and Portfolio Trading

        We effect transactions in large blocks of securities mainly with institutional customers. We also provide customers execution capabilities for baskets of equity securities using sophisticated computer systems. Transactions are handled on an agency basis whenever possible, but we may be required to take a long or short position in a security to the extent that an offsetting purchaser or seller is not immediately available.

  Specialist and Market-Making

        We engage in specialist and market-making activities on the NYSE, AMEX and ISE through participation in a joint venture. Such joint venture performs specialist functions in NYSE-listed stocks as well as stocks and options traded on the AMEX and performs market-making functions for options traded on the ISE. The rules of these exchanges generally require specialists to maintain orderly markets in the securities in which they are specialists, which may require commitments of significant amounts of capital to our specialist businesses. The market-making functions of a specialist involve risk of loss during periods of market fluctuation and volatility, since specialists are obligated to take positions in their issues counter to the direction of the market in order to minimize short-term imbalances in the auction market.

        Additionally, we, apart from the joint venture, perform market-making functions for options traded on the ISE. We own and/or operate Primary Market Maker and Competitive Market Maker memberships to allow us to make markets in the majority of single stock options traded on the ISE. The rules of the ISE require market-makers to provide continuous quoting in a variety of option series and classes. This may also require commitments of capital.

        We are also registered as a market-maker in single stock futures on the Nasdaq Liffe Markets and OneChicago exchanges.

  Fixed Income

        General.    We make inter-dealer markets and trades on a principal basis in a wide range of instruments including:

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  US and foreign government securities;
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  government agency securities, corporate debt, mortgages, mortgage-backed and other asset-backed securities;
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  municipal and other tax-exempt securities; and
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  interest rate swaps and other derivative products.

Bear Stearns is one of the largest dealers in the US in such fixed income securities. Inventories of fixed income securities are generally carried to facilitate sales to customers and other dealers.

        US Government and Agency Obligations.    We are designated by the Federal Reserve Bank of New York as a primary dealer in US government obligations. We participate in the auction of, and maintain proprietary positions in, US Treasury bills, notes, bonds, and stripped principal and coupon securities. We also participate as a selling group member and/or underwriter in the distribution of various US government agency and sponsored corporation securities and maintain proprietary positions in such securities. In connection with these activities, we enter into transactions in options, futures and forward contracts to hedge such positions.

        As a primary dealer, Bear Stearns furnishes weekly reports of its inventory positions and market transactions in US government securities to the Federal Reserve Bank of New York. Bear Stearns also buys and sells government securities directly with the Federal Reserve Bank of New York as part of the Federal Reserve Bank of New York's open-market activities. In addition, we engage in matched book activities, which involve acting as an intermediary between borrowers and lenders of short-term funds, mainly via repurchase agreements and reverse repurchase agreements. The objective of this matched book activity is to earn a positive spread between interest rates.

        Corporate and Sovereign Fixed Income.    We act as a dealer in corporate and sovereign fixed income securities as well as preferred stocks in New York, London and Tokyo. We buy and sell these securities for our own account in principal transactions with institutional and individual customers, as well as other dealers. We conduct trading in the full spectrum of dollar and non-dollar debt securities. We offer hedging and arbitrage services to domestic and foreign institutional and individual customers utilizing financial futures and other instruments. Moreover, we offer quantitative, strategic and research services relating to fixed income securities to our domestic and international clients. We participate in the trading of investment-grade and non-investment-grade corporate debt securities, commercial loans and sovereign and sovereign agency securities.

        Mortgage-Related Securities and Products.    We trade and make markets in the following mortgage-related securities and products:

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  Government National Mortgage Association ("GNMA") securities;
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  Federal Home Loan Mortgage Corporation ("FHLMC") participation certificates;

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  Federal National Mortgage Association ("FNMA") mortgage-backed securities;
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  Small Business Administration loans;
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  loans guaranteed by the Farmers Home Loan Administration;
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  Federal Housing Authority insured multi-family loans;
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  real estate mortgage investment conduit ("REMIC") and non-REMIC collateralized mortgage obligations, including residual interests; and
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  other derivative mortgage-backed securities and products.

We also trade real estate mortgage loans originated by unaffiliated mortgage lenders, both on a securitized and non-securitized basis. We act as underwriter and placement agent in transactions involving rated and non-rated mortgage-related securities issued by affiliated and unaffiliated parties. We enter into significant commitments—such as forward contracts—on GNMA, FNMA, and FHLMC securities, and on other rated and non-rated mortgage-related securities. Certain rated and non-rated mortgage-related securities are considered to be liquid, while other such securities, and non-securitized mortgage loans, are considered to be less readily marketable.

        We trade GNMA, FNMA and FHLMC "to be announced" securities (i.e., securities having a stated coupon and the original term to maturity, although the issuer and/or the specific pool of mortgage loans is not known at the time of the transaction). We buy and sell such securities for our own account in transactions with institutional and individual customers, as well as with other dealers.

        We, through various special purpose subsidiaries, purchase, sell and service entire loan portfolios of varying quality. These portfolios are generally purchased from financial institutions and other secondary mortgage-market sellers. Prior to bidding on a portfolio of loans, an analysis of the portfolio is undertaken by experienced mortgage-loan underwriters. Upon acquisition of a loan portfolio, the loans are classified as either investment-grade or non-investment-grade. Loan collection is emphasized for the non-investment-grade segment of the loan portfolio. A collection department employs a staff of workout specialists and loan counselors who assist delinquent borrowers. If collection efforts are unsuccessful, the foreclosure group will commence and monitor the foreclosure process until either the borrower makes the loan current, or the property securing the loan is foreclosed or otherwise acquired. The portfolio may include real estate that has been foreclosed or was in the process of foreclosure at the time of its acquisition. The foreclosure group maintains and markets properties through regional real estate brokers. Investment-grade mortgage loans are sold to other institutional investors in either securitized or non-securitized form. Moreover, special purpose vehicles issue REMIC and non-REMIC collateralized mortgage obligations directly or through trusts that are established for this purpose.

        We also operate a commercial mortgage conduit that originates and accumulates commercial mortgage loans for the purpose of securitization. After receipt of loan applications, extensive credit underwriting reviews are conducted. After completing pricing analysis and successful negotiations, the loan will "close" and be included in an ensuing securitization.

        Asset-Backed Securities.    We act as underwriter and placement agent with respect to investment-grade and non-investment-grade asset-backed securities issued by affiliates as well as unaffiliated third parties. These asset-backed securities include:

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  securities backed by consumer automobile receivables originated by the captive finance subsidiaries of automobile manufacturers, commercial banks and finance companies;
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  credit card receivables; and
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  home-equity lines of credit or second mortgages.

We also trade and are a market-maker in these asset-backed securities. While there are ready markets for the investment-grade asset-backed securities described above, non-investment-grade securities and related varieties thereof may lack liquidity.

        Municipal Securities and Related Products.    We are a dealer in tax-exempt and taxable municipal securities and instruments including:

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  general obligation and revenue bonds;
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  notes;
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  leases; and
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  variable-rate obligations issued by state and local governments and authorities, as well as not-for-profit institutions.

We are active as a managing underwriter of negotiated and competitive new security issuances and on a select basis, provide financial advisory services. We make markets in a broad spectrum of long-term and short-term municipal securities, mainly to facilitate transactions with institutional and individual customers, as well as other dealers. As agent for issuers, we earn fees by remarketing short-term debt instruments to investors in the variable rate demand and auction rate bond market. We offer a variety of derivative products to issuers to assist them in reducing their borrowing costs, maximizing investment returns and managing cash flows and balance sheets, including but not limited to interest rate swaps, caps, floors, options and forward delivery, and debt service reserve and debt service deposit agreements. We periodically use both municipal and treasury bond futures to hedge our cash-market bond inventory. In addition, we maintain a municipal arbitrage portfolio for our own account consisting of municipal futures and cash bond positions. Our underwriting, capital markets, trading and sales activities are supported by a municipal research group.

        Derivatives.    We offer to institutional customers, and trade for our own account, a variety of exchange-traded and OTC derivative products, including fixed income, credit and equity derivatives. These products are transacted, as principal, with customers for hedging (credit, currency, interest rate or market), risk management, asset/liability management, investment, financing and other purposes. These transactions are in the form of swaps, options, swaptions, asset swaps and structured notes, as well as more complex, structured trades which are customized to meet customers' specific needs. Derivatives enable customers to build tailor-made risk/return profiles, to customize transaction terms, to develop packaged solutions to a problem, to implement trades that otherwise could not be executed and to transact business with standardized documentation. We also enter into derivative transactions for various purposes and to manage the risks to which we are exposed in our various businesses and through our funding activities. We manage our market and counterparty risks arising from derivatives activities in a manner consistent with our overall risk management policies. We have 24-hour capabilities with personnel based in New York, Chicago, London, Hong Kong, Tokyo, Singapore and Dublin.

        Foreign Exchange.    We trade foreign exchange with clients as principal and to hedge our securities positions or other assets and liabilities. Foreign exchange products include major and minor currencies on a spot and forward basis, listed and OTC foreign currency options and foreign exchange futures contracts. Foreign exchange trading desks are maintained in New York and London and clients can trade or leave orders 24 hours a day. We serve a select list of funds, major corporations and mid-size commercial banks. Currency option strategies are made available to customers to help them meet their specific risk management objectives.

        Fixed Income Research.    We are one of the leaders in the distribution, trading and underwriting of corporate, government, high yield, emerging markets, municipal debt and mortgage-backed and asset-backed securities. The Fixed Income Research Department provides ongoing support for our sales and trading efforts, producing reports, studies and technical market analyses. The Fixed Income Research

Department is comprised of economists, industry analysts and strategists covering the full range of research disciplines: quantitative, economic, strategic, credit portfolio, relative value and market-specific analysis. Fixed Income Research is comprised of the following three units located in New York and London:

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  Financial Analytics and Structured Transactions Group ("F.A.S.T.") is a center of expertise for the creation and analysis of fixed income and derivative securities worldwide. F.A.S.T. uses innovative solutions that employ state-of-the-art analytics and technology to help us and our clients successfully meet individual business objectives. F.A.S.T. is a global resource for financial engineering and securitization capabilities, fixed income portfolio management and analytical systems, investment research, trading technology and general financial expertise. A strategic partner for our international trading desks, risk management areas and sales force, F.A.S.T. also serves our external clients. In addition to formulating and executing customized strategic investment and trading solutions, F.A.S.T. develops the tools and recommendations necessary to quantify relevant risks and evaluate portfolios and securities. F.A.S.T.'s resources are used to create and model new types of securities, affording clients the unique perspective of both issuer and investor.
  (2)
  High grade research provides coverage on 20 industries and 450 companies whose fixed income securities are investment grade.
  (3)
  High yield research provides coverage on 250 corporate and sovereign issuers whose fixed income securities are non-investment-grade.

  Investment Banking

        We are a major global investment banking firm providing a full range of capital formation and advisory services to a broad spectrum of clients. We manage and participate in public offerings and arrange the private placement of debt and equity securities directly with institutional investors. We provide advisory services to clients on a wide range of financial matters and assist with mergers, acquisitions, leveraged buyouts, divestitures, corporate reorganizations and recapitalizations.

        Our strategy is to concentrate a major portion of our corporate finance business development efforts within those industries in which we have established a leadership position in providing investment banking services. Industry specialty groups include media and entertainment, health care, financial institutions, technology and telecommunications. This list is not exclusive but rather reflects the areas where we believe our knowledge and expertise are strongest. We also have a group that focuses on financial sponsors. These groups are responsible for initiating, developing and maintaining client relationships and for executing transactions involving these clients. We have focused primarily on those industries in which we also have a strong research capability.

        In addition to being structured according to distinct industry groups, we have a number of professionals who specialize in specific types of transactions. These include mergers and acquisitions ("M&A"), equity offerings, high yield securities, leveraged and syndicated bank loans, leveraged acquisitions, commercial real estate and other transaction specialties.

        Mergers and Acquisitions.    We are active in arranging various M&A transactions for our clients. We participate in a broad range of domestic and international assignments including acquisitions, divestitures, strategic restructurings, proxy contests, leveraged buyouts and defenses against unsolicited takeovers.

        Equity Offerings.    The equity capital markets group focuses on providing financing for issuers of equity and convertible equity securities in the public markets. The group assists in the origination and is responsible for the structuring and execution of transactions for a broad range of clients.

        High Yield Securities.    The high yield securities group focuses on providing financing in the public and private capital markets. The group is responsible for originating, structuring and executing high yield transactions across a wide range of companies and industries, as well as managing client relationships with both high yield corporate issuers and financial sponsors of leveraged transactions.

        Leveraged Loan Origination and Syndication.    This area integrates the origination, structuring, underwriting, distribution and trading of loans. Such loans include both funded as well as committed investment-grade and non-investment-grade loans.

        Leveraged Acquisitions.    We make investments as principal in leveraged acquisitions and in leveraged buy-out funds as a limited partner. Our investments generally take the form of either common or preferred stock or warrants. Equity securities purchased in these transactions generally are held for appreciation and are not readily marketable.

        Commercial Real Estate.    We are engaged in a variety of real estate activities on a nationwide basis. It provides comprehensive real estate-related investment banking, capital markets and financial advisory services.

        Merchant Banking.    Bear Stearns Merchant Banking, our dedicated private equity arm, invests private equity capital in compelling leverage buyouts, recapitalizations and growth capital opportunities in a broad range of industries alongside superior management teams.

  Emerging Markets

        We provide financial services in various emerging markets worldwide including: securities brokerage, equity and fixed income trading and sales, and securities research, in addition to offering a full range of investment banking, capital formation and advisory services. As part of these activities, we manage and participate in public offerings and arrange the private placement of debt and equity securities with institutional investors. The markets currently covered by us include Latin America, Asia and Eastern Europe.

  Global Clearing Services

        Global Clearing Services provides a full range of services to hedge funds, broker-dealers and registered investment advisors. The services include custody, clearing, financing, securities lending, execution capabilities and technology solutions for a broad range of clients.

        For start-up and established hedge funds located throughout the world, Global Clearing Services provides custody, clearing, financing and securities lending in addition to comprehensive prime brokerage, which includes advanced web-based portfolio reporting, enhanced leverage programs, term financing and cash management, capital introductions and risk management.

        Broker-dealers conducting retail, institutional and money management activities utilize our fully disclosed correspondent clearing services. Our advanced proprietary technology, combined with comprehensive retail products, integrated prime brokerage, operations experience and exceptional service have enabled us to remain an industry leader.

        Registered investment advisors whose strategies include the use of leverage and active trading draw on our unique combination of web-based portfolio and transparency reporting (i.e., investor reporting), trading solutions and comprehensive service.

        We receive revenues both from commissions and service charges realized from clearing activities, as well as from interest income. We extend credit directly to the customers of correspondent firms in order to facilitate the conduct of customer securities transactions on a margin basis. We also extend margin credit directly to correspondents to the extent that such firms pledge proprietary assets as collateral.

        The financial responsibilities arising from our clearing relationships are allocated in accordance with agreements with correspondents. To the extent that the correspondent has available resources, we are protected against claims by customers of the correspondent when the correspondent has been allocated responsibility for a function giving rise to a claim. However, if the correspondent is unable to meet its obligations, dissatisfied customers may attempt to seek recovery from us.

        We derive substantial net interest income from customer margin loans and securities lending.

        Customer Financing.    Securities transactions are effected for customers on either a cash or margin basis. In a margin transaction, we extend credit to a customer for a portion of the purchase price that is collateralized by securities and cash in the customer's account, in accordance with regulatory and internal requirements. We receive income from interest charged on the extension of credit. The rate of interest charged to customers for margin financing is based upon the federal funds rate, brokers call rate or London Interbank Offered Rate ("LIBOR").

        Securities Lending Activities.    In connection with both our trading and brokerage activities, we borrow securities from and lend securities to brokers and dealers and other trading entities to cover short sales and to complete transactions in which customers have failed to deliver securities by settlement date.

  Custodial Trust Company

        We offer a range of trust company and securities-clearance services through our wholly owned subsidiary CTC. CTC provides us with banking powers, such as access to the securities and funds-wire services of the Federal Reserve System. CTC provides fiduciary, custody and agency services for institutional accounts; the clearance of government securities for institutions and dealers; the processing of mortgage and mortgage-related products, including derivatives and collateralized mortgage obligations products; and lending. At November 30, 2002, CTC held approximately $94 billion of assets for clients, including institutional clients such as pension funds, mutual funds, endowment funds and insurance companies.

  Futures

        We, through BSSC and other subsidiaries, provide, directly or through third-party brokers, futures commission merchant services for customers and other Bear Stearns affiliates who trade contracts in futures on financial instruments and physical commodities, including options on futures. Exchange-traded futures and options derive their values from the values of the underlying selected stock indices, individual equity securities, fixed income securities, currencies, agricultural and energy products and precious metals.

        Domestic futures and options trading is subject to extensive regulation by the CFTC pursuant to the Commodity Exchange Act and the Commodity Futures Trading Commission Act of 1974. International futures and options trading activities are subject to regulation by the respective regulatory authorities in the locations where futures exchanges reside, including the FSA in the United Kingdom.

        Margin requirements (good faith deposits) covering substantially all transactions in futures and options contracts are subject to each particular exchange's requirements in addition to other regulations. In the US, we are a clearing member of the Chicago Board of Trade, the Chicago Mercantile Exchange, the New York Mercantile Exchange and other principal futures exchanges. In the United Kingdom, we are a member of the IPE, the London Commodity Exchange ("LCE"), LIFFE and OM London Exchange Limited ("OMLX"). We also have non-clearing memberships with MATIF and Eurex in Europe. In Japan, memberships are held with the Tokyo Stock Exchange, the Osaka Stock Exchange ("OSE") and the Tokyo International Financial Futures Exchange ("TIFFE").

  PCS

        PCS provides high-net-worth individuals with an institutional level of service, including access to our resources and professionals. PCS maintains approximately 500 account executives in its principal office and six regional offices.

  Asset Management

        Our Asset Management Department manages equity, fixed income and alternative assets for some of the leading corporate pension plans, public systems, endowments, foundations, multi-employer plans, insurance companies, corporations, families and high-net-worth individuals in the US and abroad. With approximately $24 billion in assets under management as of November 30, 2002, clients benefit from the Asset Management Department's ability to leverage our extensive resources and proven skill at turning innovative ideas into rewarding investment opportunities. Institutional and high-net-worth products span a broad spectrum of equity strategies including large cap, small cap, systematic, core and value equity; fixed income strategies including cash and enhanced cash management, short-term, intermediate, core, high yield and leveraged loans; and alternative investment strategies including various equity and fixed income hedge funds, a fund of proprietary hedge funds, private equity funds of funds, venture capital and structured products.

        In addition, the Asset Management Department offers individual investors STRATIS, a multi-manager wrap account, and The Bear Stearns Funds, a family of mutual funds which includes the S&P STARS, S&P STARS Opportunities, Intrinsic Value, Small Cap Value, Insiders Select, Alpha Growth, International Equity, Income and High Yield Total Return Portfolios.

  Administration and Operations

        Administration and operations personnel are responsible for the human resources and legal compliance areas; for processing of securities transactions; receipt, identification and delivery of funds and securities; internal financial controls; accounting functions; regulatory and financial reporting; office services; the custody of customer securities; the overseeing of our margin accounts and those of correspondent organizations as well as other functions. The processing, settlement and accounting for our transactions, correspondent organizations and the customers of correspondent organizations are handled by employees located in offices in New York, New Jersey and, to a lesser extent, our offices worldwide.

        We execute our own and correspondent transactions on US exchanges and in the OTC market. We clear all of our domestic and international transactions (i.e., delivery of securities sold, receipt of securities purchased and transfer of related funds) through our own facilities, unaffiliated commercial banks, other broker-dealers and through memberships in various clearing corporations.

  International

        Outside the US, we, through our international subsidiaries, provide various services including investment banking, securities and derivatives trading and brokerage and clearing activities to corporations, governments, institutions and individual clients throughout the world. These international subsidiaries have memberships on various foreign securities and futures exchanges.

        BSIL is based in London and provides investors and issuers with a full range of products and services in both international and US equities, fixed income, exchange-traded futures and options and foreign exchange. In addition, BSIL is a major sales and trading center within our global fixed income, credit and equity-related derivative businesses. BSIL has an investment banking capability and also services our growing clearance business in Europe.

        Bear Stearns Japan, Ltd. ("BSJL"), based in Tokyo, serves the diverse needs of corporations, financial institutions and government agencies by offering a range of international fixed income and equity products as well as listed futures. BSJL also offers a range of derivative products within Japan with special focus on credit and equity derivatives. Asset-backed securitization, mergers and acquisitions, corporate finance and restructuring services are also available for local and cross-border business.

        Bear Stearns Asia Limited ("BSAL"), based in Hong Kong, is our primary operating entity in the Asia-Pacific region, excluding Japan. This office provides international equity sales, trading and research services to institutional and individual clients in Asia.

        BSB, based in Dublin, allows our existing and prospective clients the opportunity of dealing with a banking counterparty. BSB also serves as a platform from which we direct some of our international banking activities, gaining easier access to worldwide markets and thereby expanding our capacity to increase our client base and product range. BSB engages in capital market activities with particular focus on the trading and sales of OTC interest rate derivative products.

  Competition

        We encounter intense competition in all aspects of the securities business, particularly underwriting, trading and advisory services and compete directly with other securities firms—both domestic and foreign—many having substantially greater capital and resources and offering a wider range of financial services we do. Our competitors include other brokers and dealers, commercial banks, investment banking firms, investment advisors, mutual funds and hedge funds. In addition to competition from securities firms, in recent years we have experienced increasing competition from other sources, such as insurance companies.

        We believe that the principal factors affecting competition involve the caliber and abilities of professional personnel, the relative price of the service and products being offered, the ability to assist with financing arrangements and the quality of service.

        In recent years, there has been substantial consolidation and convergence as institutions involved in a broad range of financial services industries have either ceased operations or have been acquired by or merged into other firms. This has resulted in competitors gaining greater capital and other resources, such as the ability to offer a wider range of products and services. In addition, legislative changes in the US have expanded the activities of commercial banks, as such institutions are allowed to enter businesses previously limited to investment banks. This legislation may further increase competition and accelerate consolidation.

  Regulations and Other Factors Affecting the Company and the Securities Industry

        The securities industry in the US is subject to extensive regulation under both federal and state laws. Moreover, Bear Stearns is registered as an investment adviser with the SEC. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD, the Municipal Securities Rulemaking Board, and national securities exchanges such as the NYSE, which has been designated by the SEC as the primary regulator of certain of our subsidiaries, including Bear Stearns and BSSC. These self-regulatory organizations (i) adopt rules, subject to approval by the SEC, that govern the industry and (ii) conduct periodic examinations of our operations. Securities firms are also subject to regulation by state securities administrators in those states where they conduct business.

        US broker-dealers are subject to regulations which cover all aspects of the securities business including: sales methods; trade practices; use and safekeeping of customer funds and securities; capital structures; recordkeeping; the preparation of research; the extension of credit and the conduct of officers and employees. The types of regulations to which investment advisers are subject also are extensive and include: recordkeeping; fee arrangements; client disclosure; custody of customer assets; and the conduct of officers and employees. The mode of operation and profitability of broker-dealers or investment advisers may be directly affected by new legislation, changes in rules promulgated by the

SEC and self-regulatory organizations and changes in the interpretation or enforcement of existing laws and rules. The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings that can result in censures, fines, the issuance of cease-and-desist orders and the suspension or expulsion of a broker-dealer or an investment adviser, its officers or employees. The principal purpose of regulation and discipline of broker-dealers and investment advisers is the protection of customers and the securities markets, rather than the protection of creditors and stockholders of broker-dealers or investment advisers. On occasion, our subsidiaries have been subject to investigations and proceedings and sanctions have been imposed for infractions of various regulations, none of which, to date, has had a material adverse effect on us or our business.

        The Market Reform Act of 1990 (the "Market Reform Act") was adopted to strengthen the SEC's regulatory oversight of the national securities markets and increase the efficacy and stability of such markets by, among other things: (i) providing the SEC with discretion to halt securities trading on any national exchange for the protection of investors; (ii) requiring broker-dealers and other registrants to regularly provide information to the SEC regarding holding companies and other affiliated entities whose activities can impact their financial condition; (iii) requiring broker-dealers and other registrants who execute large-trade orders to provide information to the SEC regarding such transactions; and (iv) allowing the SEC to prosecute market participants who violate SEC rules and regulations designed to maintain fair and orderly markets. The SEC has adopted the Risk Assessment Reporting Requirements for Brokers and Dealers (the "Risk Assessment Rules") to implement the provisions of the Market Reform Act. The Risk Assessment Rules require that broker-dealers: (i) have an organizational chart; (ii) maintain risk management procedures or standards for monitoring and controlling risks; (iii) maintain and preserve records and other information; and (iv) file quarterly reports covering the risk management procedures and the financial and securities activities of the holding companies of broker-dealers, or broker-dealer affiliates or subsidiaries that are reasonably likely to have a material impact on the financial and operational condition of the broker-dealer.

        The Insider Trading and Securities Fraud Enforcement Act of 1988 was adopted to strengthen the SEC's ability to deter, detect and punish insider trading by, among other things: (i) increasing civil penalties that can be assessed against controlling persons who purposefully or recklessly fail to take adequate measures to prevent insider trading; (ii) allowing the SEC to provide cash rewards to individuals who provide evidence of insider trading; (iii) affirming the government's ability to obtain criminal sanctions against those found guilty of insider trading; and (iv) requiring broker-dealers and investment advisors to establish and enforce written procedures reasonably designed to prevent the misuse of material, nonpublic information.

        The Government Securities Act of 1986 was adopted to decrease volatility and increase investor confidence and liquidity in the government securities market by creating a coordinated and comprehensive regulatory structure for the market where none had previously existed. In particular, the Government Securities Act: (i) requires broker-dealers solely involved in government securities to register with the SEC; (ii) allows the Secretary of the Treasury to adopt rules regarding the custody, use, transfer and control of government securities; and (iii) bestows upon the SEC authority to enforce such rules as to broker-dealers and other SEC registrants.

        The futures industry in the US is subject to regulation under the Commodity Exchange Act, as amended. The CFTC is the federal agency charged with the administration of the Commodity Exchange Act and the regulations thereunder. Bear Stearns and BSSC are registered with the CFTC as futures commission merchants and are subject to regulation as such by the CFTC and various domestic boards of trade and other futures exchanges. Bear Stearns' and BSSC's futures business is also regulated by the NFA, a not-for-profit membership organization, which has been designated a registered futures association by the CFTC.

        As registered broker-dealers and member firms of the NYSE, both Bear Stearns and BSSC are subject to the Net Capital Rule (Rule 15c3-1) (the "Net Capital Rule") under the Exchange Act, which has been adopted through incorporation by reference in NYSE Rule 325. The Net Capital Rule, which specifies minimum net capital requirements for registered broker-dealers, is designed to measure the general financial integrity and liquidity of broker-dealers and requires that at least a minimal portion of its assets be kept in relatively liquid form.

        Bear Stearns and BSSC are also subject to the net capital requirements of the CFTC and various futures exchanges, which generally require that Bear Stearns and BSSC maintain a minimum net capital equal to the greater of the alternative net capital requirement provided for under the Exchange Act or 4% of the funds required to be segregated under the Commodity Exchange Act and the regulations promulgated thereunder.

        Compliance with the Net Capital Rule could limit those operations of Bear Stearns and/or BSSC that require significant capital usage, such as underwriting, trading and the financing of customer margin account debit balances. The Net Capital Rule could also restrict our ability to withdraw capital from Bear Stearns or BSSC, which in turn could limit our ability to pay dividends, pay interest, repay debt, or redeem or purchase shares of its outstanding capital stock. Additional information regarding net capital requirements is set forth under the Notes to the Consolidated Financial Statements in Footnote 7, entitled "Regulatory Requirements" in our Annual Report on Form 10-K for the fiscal year ended November 30, 2002. See "Where You Can Find More Information" and "General Information."

        Bear Stearns and BSSC are members of the Securities Investor Protection Corporation ("SIPC"), which provides insurance protection for customer accounts held by these entities of up to $500,000 for each customer, subject to a limitation of $100,000 for cash balance claims in the event of the liquidation of a broker-dealer. In addition, all BSSC security accounts are protected by an excess securities bond issued by the Travelers Casualty and Surety Company, up to the amount of their total net equity (both cash and securities) in excess of the underlying SIPC protection.

        The activities of our bank and trust company subsidiary, CTC, are regulated by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation ("FDIC"). FDIC regulations require certain disclosures in connection with joint advertising or promotional activities conducted by Bear Stearns and CTC. Such regulations also restrict certain activities of CTC in connection with the securities business of Bear Stearns. The Competitive Equality in Banking Act of 1987, as amended, limits the use of overdrafts at Federal Reserve Banks on behalf of affiliates.

        BSIL is a broker-dealer based in London and is a member of the Chicago Board of Trade ("CBOT"), EUREX, LIFFE, Frankfurt Stock Exchange ("FWB"), IPE, International Securities Markets Association ("ISMA"), London Clearing House ("LCH"), Mercato Telematico allIngrosso dei Titoli de Stato ("MTS"), Milan Stock Exchange, NASDAQ, OMLX, Stockholmsboren and Euronext Paris ("EURONEXT"). Euronext Paris is the exchange which itself includes the following markets: Bourse de Paris, Marche a Terme International de France ("MATIF"), Marche des Options Negociables de Paris ("MONEP") and Nouveau Marche ("NM"). Another London subsidiary, Bear Stearns International Trading Limited ("BSIT"), is a market-maker in various non-dollar-denominated equity securities and is a member of the London Stock Exchange, CREST (The Settlement Network) and virt-x Exchange. Both BSIL and BSIT are regulated in the United Kingdom by the FSA, pursuant to The Financial Services and Markets Act 2000. FSA regulates all aspects of the financial services industry in the United Kingdom and its Rules cover (inter alia): senior management responsibilities, regulatory capital, sales and trading practices, safekeeping of customer funds, record keeping, registration standards for individuals and reporting to customers.

        BSJL is a Tokyo broker-dealer registered with the Financial Services Agency of Japan. BSJL is a limited trade participant to the Tokyo Stock Exchange and the OSE and has a membership on the TIFFE. Bear Stearns Hong Kong Limited is registered as a Commodities Dealer with the Securities and Futures Commission ("SFC") in Hong Kong and its main business consists of sales of US futures products to corporate and retail customers in Hong Kong. BSAL is registered as a Securities Dealer with the SFC in Hong Kong and is a participant (i.e. member) of the Hong Kong Exchange Limited. Bear Stearns Singapore Pte. Limited ("BSSP") has a Capital Market Service license and is also registered with the Monetary Authority of Singapore as an exempt financial adviser. BSSP provides sales, execution and research services on fixed income securities to institutional investors in Asia.

        BSB is an Ireland-based bank, which was incorporated as a limited liability company on November 27, 1995 and then re-registered on October 15, 1996 as a public company. BSB was granted a banking license on April 10, 1997 under the Irish Central Bank Act, 1971 and is regulated by the Central Bank of Ireland, which is the principal regulator of banks in Ireland.

        Our principal business activities—investment banking, securities and derivatives trading and sales, clearance and brokerage—are, by their nature, highly competitive and subject to various risks, including volatile trading markets and fluctuations in the volume of market activity. Consequently, our net income and revenues have been, and are likely to continue to be, subject to wide fluctuations, reflecting the impact of many factors, including general economic conditions, securities market conditions, the level and volatility of interest rates and equity prices, competitive conditions, liquidity of global markets, international and regional political conditions, regulatory developments, monetary and fiscal policy, investor sentiment, availability and cost of capital, technological changes and events, and the size, volume and timing of transactions. These and other factors can affect our volume of security new-issues, mergers and acquisitions and business restructurings; the stability and liquidity of securities and futures markets; and ability of issuers, other securities firms and counterparties to perform on their obligations. Decrease in the volume of security new-issues, mergers and acquisitions or restructurings generally results in lower revenues from investment banking and, to a lesser extent, reduced principal transactions. A reduced volume of securities and futures transactions and reduced market liquidity generally results in lower revenues from principal transactions and commissions. Lower price levels for securities may result in a reduced volume of transactions, and may also result in losses from declines in the market value of securities held in proprietary trading and underwriting accounts. In periods of reduced sales and trading or investment banking activity, profitability may be adversely affected because certain expenses remain relatively fixed. Our securities trading, derivatives, arbitrage, market-making, specialist, leveraged lending, leveraged buyout and underwriting activities are conducted by us on a principal basis and expose us to significant risk of loss. Such risks include market, counterparty credit and liquidity risks.

CERTAIN US FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to us, the following discussion summarizes certain US federal income tax consequences of the purchase, beneficial ownership and disposition of Notes. Except as provided below under "—Federal Income Tax Consequences to Non-US Holders," this summary deals only with a Holder that is:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity that is treated as a corporation for US federal income tax purposes, created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

  •
  an estate whose income is subject to US federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions (each, a "US Holder").

As used in this summary, the term "Non-US Holder" means a Holder that is not a "US Holder."

        An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

        If a partnership (including any entity that is treated as a partnership for US federal tax purposes) is a beneficial owner of Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of Notes that is a partnership, and partners in such a partnership, should consult their tax advisors about the US federal income tax consequences of holding and disposing of the Notes.

        This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein.

        This summary addresses only Holders that purchase Notes at initial issuance and own Notes as capital assets and not as part of a "straddle" or a "conversion transaction" for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as life insurance companies, retirement plans, regulated investment companies, securities dealers, expatriates or investors whose functional currency is not the US dollar). Persons considering the purchase of Notes should consult their own tax advisors concerning the application of US federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.

Federal Income Tax Consequences to US Holders

  Treatment of Interest

        Stated interest on the Notes will be taxable to a US Holder as ordinary interest income as the interest accrues or is paid (in accordance with the US Holder's method of tax accounting).

  Treatment of Dispositions of Notes

        Upon the sale, exchange, retirement or other taxable disposition of a Note, a US Holder will recognize gain or loss equal to the difference between the amount received (other than amounts in respect of accrued and unpaid interest, which will be taxable as such) and the adjusted tax basis of the Note. A US Holder's tax basis in a Note will be, in general, such US Holder's cost therefor. Gain or loss realized on the sale, exchange or retirement of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the Note had been held for more than one year.

  Market Discount and Bond Premium

        If a US Holder purchases a Note for a price that is less than 99.671% of the face amount of the Note (which was the issue price of the 5.70% Global Notes due November 15, 2014 issued on November 6, 2002 and which is treated as the issue price of the Notes) by more than a de minimis amount (1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity from the date of purchase), the US Holder will be considered to have acquired the Notes with market discount in an amount equal to the difference. Market discount accrues ratably under the "ratable method" during the period from the date of acquisition to the maturity date of the Notes, unless the US Holder elects to accrue market discount on a constant interest method. A US Holder may elect to include market discount in income currently as it accrues, under either the ratable or constant interest method. The election to include market discount in income currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service ("IRS"). Special rules and limitations apply to taxpayers who make this election.

        If a US Holder purchases a Note for a price that is greater than its face value, the US Holder will be treated as having purchased the Note with bond premium and generally may elect to amortize such premium using a constant yield method over the remaining term of the Notes. The amount of bond premium amortized with respect to any interest accrual period reduces the interest income otherwise includible in that period. To the extent any premium reflects interest accrued through the date the US Holder purchases the Note, the premium should be entirely allocable to the period ending on the first interest payment date of the Note. US Holders that purchase the Notes with market discount or bond premium should consult their tax advisors regarding the income tax consequences of the acquisition, ownership and disposition of the Notes.

Federal Income Tax Consequences to Non-US Holders

        The following is a summary of the US federal income tax consequences generally applicable to Non-US Holders of the Notes. For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the Note will be considered "US trade or business income" if such income or gain is (i) effectively connected with the conduct of a trade or business in the United States, or (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

  Treatment of Interest

        A Non-US Holder will not be subject to US federal income or withholding tax in respect of interest income on the Notes if:

  •
  the interest is not US trade or business income;

  •
  the Non-US Holder provides an appropriate statement on IRS Form W-8BEN or Form W-8IMY, as the case may be, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-US Holder and stating, among other things, that the Non-US Holder is not a United States person; and

  •
  the Non-US Holder is not a "10-percent shareholder" or a "related controlled foreign corporation" with respect to the Company (as specially defined for US federal income tax purposes).

        If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement accompanied by a copy of the IRS Form W-8BEN or Form W-8IMY provided by the beneficial owner to the organization or institution. To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the Notes, unless an income tax treaty reduces or eliminates such tax or unless the interest is US trade or business income and the Non-US Holder provides an appropriate statement to that effect. In the latter case, such Non-US Holder generally will be subject to US federal income tax with respect to all income from the Notes in the same manner as US Holders, as described above. Additionally, in such event, Non-US Holders that are corporations could be subject to a branch profits tax on such income as well.

  Treatment of Dispositions of Notes

        Generally, a Non-US Holder will not be subject to federal income tax on any amount which constitutes capital gain upon the sale, exchange, retirement or other disposition of a Note unless such Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or unless the gain is US trade or business income. In the latter event, generally Non-US Holders will be subject to US federal income tax with respect to such gain in the same manner as US Holders, as described above. Additionally, in such event, Non-US Holders that are corporations could be subject to a branch profits tax on such income as well.

  Treatment of Notes for US Federal Estate Tax Purposes

        A Note will not be subject to US federal estate tax, provided the Non-US Holder is not at the time of death a "10-percent shareholder" of the Company (as specially defined for US federal income tax purposes) and payments of interest on such Notes would not have been considered US trade or business income.

US Information Reporting Requirements and Backup Withholding Tax

        Under certain circumstances, the Code requires "information reporting" annually to the IRS and to each Holder and "backup withholding" with respect to certain payments made on or with respect to the Notes. Backup withholding and information reporting generally do not apply with respect to certain Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts. Backup withholding will apply to a non-exempt US Holder only if the US Holder:

  •
  fails to furnish its Taxpayer Identification Number ("TIN"), which for an individual would be his or her Social Security Number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed to properly report payments of interest and dividends; or

  •
  under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. The application for exemption is available by providing a properly completed IRS Form W-9.

        A Non-US Holder that provides an IRS Form W-8BEN or Form W-8IMY, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-US Holder and stating that the Non-US Holder is not a United States person will not be subject to US backup withholding. An IRS Form W-8BEN generally is required from the beneficial owners of interests in a Non-US Holder that is treated as a partnership or disregarded entity for US federal income tax purposes. Interest paid to a Non-US Holder will be reported annually on IRS Form 1042-S, which must be filed with the IRS and forwarded to the Non-US Holder.

        The payment of the proceeds on the disposition of a Note by a Holder to or through the US office of a broker generally will be subject to information reporting and backup withholding unless the Holder either certifies its status as a Non-US Holder under penalties of perjury on IRS Form W-8BEN or Form W-8IMY (as described above) or otherwise establishes an exemption. The payment of the proceeds on the disposition of a Note by a Non-US Holder to or through a non-US office of a non-US broker will not be subject to backup withholding or information reporting unless the non-US broker is a "US related person" (as defined below). The payment of proceeds on the disposition of a Note by a Non-US Holder to or through a non-US office of a US broker or a US related person generally will be subject to information reporting and backup withholding unless the Holder certifies its status as a Non-US Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-US Holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a "US related person" is:

  •
  a "controlled foreign corporation" (as specially defined for US federal income tax purposes);

  •
  a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a US trade or business; or

  •
  a foreign partnership if, at any time during its tax year, one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a US trade or business.

        Backup withholding is not an additional tax and may be refunded (or credited against the Holder's US federal income tax liability, if any), provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-US Holder is a resident under the provisions of an applicable income tax treaty or agreement.

State, Local and Foreign Taxes

        Holders should consult their tax advisors with respect to state, local and foreign tax considerations relevant to an investment in Notes.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement dated April 7, 2003 (the "Underwriting Agreement") between us and the Underwriters named below, we have agreed to sell to each of the Underwriters, and each of the Underwriters has severally, and not jointly, agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$118,750,000
Bear, Stearns International Limited	$118,750,000
Wells Fargo Institutional Brokerage Services, LLC	$50,000,000
Banc of America Securities LLC	$25,000,000
Citigroup Global Markets Inc.	$25,000,000
J.P. Morgan Securities Inc.	$25,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$25,000,000
Scotia Capital (USA) Inc.	$25,000,000
ABN AMRO Incorporated Limited	$12,500,000
Banc One Capital Markets, Inc	$12,500,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	$12,500,000
Blaylock & Partners, L.P.	$12,500,000
Danske Bank A/S	$12,500,000
Mellon Financial Markets, LLC	$12,500,000
U.S. Bancorp Piper Jaffray Inc	$12,500,000

Total	$500,000,000

        The Underwriters have advised us that they propose to offer some or all of the Notes to the public at the offering price set forth on the cover page of this prospectus supplement and any balance to certain dealers at a price that reflects concessions not in excess of 0.300% of the principal amount of the Notes. Such dealers may reallow a concession to other dealers not in excess of 0.250% of the principal amount of the Notes. After the initial offering to the public, the public offering price and other selling terms may be changed. The Underwriting Agreement provides that we will pay as underwriters' compensation the amounts set forth as underwriting discount on the table on the cover page of this prospectus supplement. The expenses of the offering of the Notes are estimated to be approximately $300,000.

        In the event of default by one or more Underwriters, the Underwriting Agreement provides that in certain circumstances other underwriters may be substituted or the commitment of each non-defaulting Underwriter may be increased up to 10%. However, if the default involves more than 10% of the aggregate principal amount of the Notes, the Underwriting Agreement may be terminated.

        The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Notes if any are purchased. The Underwriters reserve the right to withdraw, cancel or modify the offering, and to reject orders in whole or in part.

        Bear Stearns is acting as Global Coordinator and BSIL as the International Coordinator for the offering of the Notes. The Underwriters propose initially to offer the Notes for sale in the United States and in those jurisdictions in Europe and Asia where it is legal to make such offers. All Notes to be sold to purchasers in Europe will be sold through BSIL, as the International Coordinator. However, no action has been or, except in connection with the application for the Notes to be admitted to the Official List of the UK Listing Authority, will be taken in any jurisdiction by the Underwriters or us that would permit a public offering of the Notes or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction, other than the United States, where, or in any circumstances in which, action for that purpose is required.

        Each Underwriter has represented and agreed that:

          (a) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the earlier of (1) the expiry of the period of six months from the payment date and (2) the admission of such Notes to listing in accordance with Part VI of the Financial Services and Markets Act 2000 except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended) or the Financial Services and Markets Act 2000;

          (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue of any Notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to the Company; and

          (c) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

        Each Underwriter has agreed that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it offers, sells or delivers any of the Notes or possesses or distributes this prospectus supplement and the accompanying prospectus and will obtain any consent, approval or permission which is (to the best of its knowledge and belief) required by it for the purchase, offer, sale or delivery by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither we nor any other Underwriter shall have any responsibility therefor.

        You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

        The Notes are a further issuance of securities and currently have no established trading market. Although we intend to cause the Notes to be admitted to the Official List of the UK Listing Authority, no guarantees can be given that the application will be approved, and we do not intend to apply for listing of the Notes on a national securities exchange in the United States. We have been advised by Bear Stearns that, following completion of the offering of the Notes, Bear Stearns and its affiliates and certain of the other Underwriters intend to make a market in the Notes, although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market.

        All secondary trading in the Notes will settle in same day funds. See "Description of the Notes—Book-Entry, Delivery and Form—Global Clearance and Settlement Procedures."

        It is expected that delivery of the Notes will be made against payment therefor on or about April 14, 2003, which is the fifth business day following the date hereof (such settlement cycle being herein referred to as "T+5"). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes executed on the date of pricing may be affected by the T+5 settlement.

        The Underwriting Agreement provides that we will indemnify the Underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

        Bear Stearns and BSIL, in their capacity as Underwriters, have committed to purchase from us 47.5% of the principal amount of the Notes being underwritten by the Underwriters, on the same basis as the other Underwriters. Bear Stearns and BSIL are our wholly-owned subsidiaries. To the extent that part or all of the Notes so purchased by Bear Stearns or BSIL are not resold by them at the initial offering price, the funds derived from our sale of the Notes on a consolidated basis may be reduced, because we will not derive any additional funds from Notes purchased by Bear Stearns or BSIL and not resold. Bear Stearns and BSIL intend to resell any Notes that they are unable to resell from time to time, at prevailing market prices, subject to applicable prospectus delivery and other legal requirements.

        Certain of the Underwriters and their affiliates engage from time to time in general financing and banking transactions with us and our affiliates. In addition, the Trustee is an affiliate of J.P. Morgan Securities Inc., one of the Underwriters.

        The offer and sale of the Notes in respect of which this prospectus supplement is delivered complies with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD regarding underwriting securities of an affiliate of an NASD member.

        In order to facilitate the offering of the Notes, Bear Stearns, in its capacity as Global Coordinator of the offering of the Notes, may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, Bear Stearns, on behalf of the Underwriters, may over-allot or otherwise create a short position in the Notes for the account of the Underwriters by selling more Notes than have been sold to us. Bear Stearns, on behalf of the Underwriters, may elect to cover any such short position by purchasing Notes in the open market. In addition, Bear Stearns, on behalf of the Underwriters, may stabilize or maintain the price of the Notes by bidding for or purchasing Notes in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Notes to the extent that it discourages resales of Notes. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

        Bear Stearns will make the Notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. We own less than 10% of Market Axess Inc. Market Axess Inc. is providing the system as a conduit for communications between Bear Stearns and its customers and is not a party to any transactions. We do not believe that Market Axess Inc. will function as our underwriter or agent of the issuer, nor do we believe that Market Axess Inc. will act as a broker for any customer of Bear Stearns. Market Axess Inc., a registered broker-dealer, will receive compensation from Bear Stearns based on transactions Bear Stearns conducts through the system. Bear Stearns will make the Notes available to its customers through the Internet distributions, whether through a proprietary or third-party system, on the same terms as distributions made through other channels.

LEGAL MATTERS

        The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York, U.S.A. Certain legal matters will be passed upon for the Underwriters by Kramer Levin Naftalis & Frankel LLP, New York, New York, U.S.A. Certain legal matters relating to the laws of England and Wales are being passed upon for us by Cadwalader, Wickersham & Taft, London, England, and for the Underwriters by Berwin Leighton Paisner, London, England.

EXPERTS

        The consolidated financial statements and the related financial statement schedules incorporated by reference in this prospectus supplement from our 2002 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

GENERAL INFORMATION

        We are incorporated with shares and limited liability under the laws of the State of Delaware, the United States. Our registered office is at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, USA. Our principal executive office is 383 Madison Avenue, New York, New York 10179, USA.

        So long as the Notes are outstanding, copies of the following documents will be available from our principal executive office and from the specified offices of the paying agents in London:

          (i) our Certificate of Incorporation and By-laws;

          (ii) our published audited consolidated financial statements contained in our Annual Report on Form 10-K for the two fiscal years ended November 30, 2002 and November 30, 2001;

          (iii) the Underwriting Agreement and the Indenture;

          (iv) a copy of this prospectus supplement and accompanying prospectus;

          (v) the written agreement of Cadwalader, Wickersham & Taft LLP referred to below; and

          (vi) any other documents incorporated herein by reference.

        Our consolidated financial statements for the fiscal years ended November 30, 2002, November 30, 2001 and November 30, 2000 were audited, without qualification, by Deloitte & Touche LLP, 2 World Financial Center, New York, New York 10281, U.S.A., independent certified public accountants, in accordance with auditing standards generally accepted in the United States.

        Cadwalader, Wickersham & Taft LLP have given and have not withdrawn their written agreement to the inclusion of their tax summary in this prospectus supplement in the form and context in which it appears.

        Other than as disclosed or contemplated herein, there has been no material change in our financial or trading position or material adverse change in our financial position or prospects since November 30, 2002.

        In the normal course of our business, we have been named as defendant in numerous civil actions arising out of our activities as broker and dealer in securities, as an underwriter, as an investment banker, as employer or arising out of alleged employee misconduct. Several of these actions are class actions that allege damages in large or indeterminate amounts. We are also involved from time to time in investigations and proceedings by governmental agencies and self-regulatory organizations. Although the ultimate outcome of these actions, investigations and proceedings cannot be ascertained at this time, it is the opinion of our management, after consultation with relevant counsel, that the resolution of these actions, investigations and proceedings will not have a material effect on our consolidated financial condition; such resolution may, however, have a material effect on the operating results in any future period, depending upon the level of such results in such period. There are no legal or arbitration proceedings (including any such proceedings which are pending or threatened) of which we are aware which may have or have had during the 12 months before the date of this document a material effect on our consolidated financial condition.

        The Notes have been assigned Euroclear and Clearstream Common Code 015767634, International Security Identification Number (ISIN) US07385TAJ51 and CUSIP No. 07385TAJ5.

PROSPECTUS

The Bear Stearns Companies Inc.

Debt Securities
Warrants
Preferred Stock
Depositary Shares

By this Prospectus, we intend to offer at one or more times—
Debt Securities Warrants to Purchase Debt Securities Preferred Stock Depositary Shares
in one or more series with an aggregate initial public offering price of up to $10,006,693,162 (as described in the applicable Prospectus Supplement).

We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and any supplements carefully before you invest in the securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.

The date of this Prospectus is January 25, 2002.

        The information contained in this Prospectus is not complete and may be changed. You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement to this Prospectus. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement to this Prospectus is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "SEC"). You may read and copy any of these filed documents at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at Northwest Atrium Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Copies of these reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities. This Prospectus, which constitutes a part of that Registration Statement, does not include all the information contained in that Registration Statement and its exhibits. For further information with respect to the securities, you should consult the Registration Statement and its exhibits.

        Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

        The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information.

        The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 1-8989) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering are incorporated by reference:

          (1)  the Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended November 30, 2000;

          (2)  the Quarterly Reports on Form 10-Q for the quarters ended February 23, 2001, May 25, 2001 and August 31, 2001; and

          (3)  the Current Reports on Form 8-K dated December 13, 2000, January 4, 2001, January 11, 2001, February 15, 2001, February 15, 2001, March 21, 2001, March 30, 2001, April 20, 2001, May 3, 2001, May 4, 2001, June 20, 2001, June 26, 2001, September 26, 2001, October 19, 2001, December 20, 2001, January 8, 2002 and January 8, 2002.

        We will provide to you without charge, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to those documents (unless they are specifically incorporated by reference in those documents). You may request copies by writing or telephoning us at our Corporate Communications Department, The Bear Stearns Companies Inc., 383 Madison Avenue, New York, New York 10179; telephone number (212) 272-2000.

CERTAIN DEFINITIONS

        Unless otherwise stated in this Prospectus:

  •
  the "Company," "we," "us" and "our" refer to The Bear Stearns Companies Inc. and its subsidiaries;
  •
  "AMEX" refers to the American Stock Exchange;
  •
  "Bear Stearns" refers to Bear, Stearns & Co. Inc.;
  •
  "BSB" refers to Bear Stearns Bank plc;
  •
  "BSSC" refers to Bear, Stearns Securities Corp.;
  •
  "BSIL" refers to Bear, Stearns International Limited;
  •
  "DAiSSSM" refers to Dutch Auction internet Syndication SystemSM;
  •
  "NASD" refers to the National Association of Securities Dealers, Inc.;
  •
  "NYSE" refers to the New York Stock Exchange; and
  •
  "securities" refers to the notes, warrants, preferred stock and depositary shares described in this prospectus.

        Bear Stearns, BSB, BSSC and BSIL are subsidiaries of The Bear Stearns Companies Inc.

THE BEAR STEARNS COMPANIES INC.

        We are a holding company that, through our subsidiaries, principally Bear Stearns, BSSC, BSIL and BSB, is a leading investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. BSSC, a subsidiary of Bear Stearns, provides professional and correspondent clearing services, in addition to clearing and settling our proprietary and customer transactions. Our business includes:

  •
  market-making and trading in US government, government agency, corporate debt and equity, mortgage-related, asset-backed and municipal securities;
  •
  trading in options, futures, foreign currencies, interest rate swaps and other derivative products;
  •
  securities, options and futures brokerage;
  •
  providing securities clearance services;
  •
  managing equity and fixed income assets for institutional and individual clients;
  •
  financing customer activities;
  •
  securities lending;
  •
  securities and futures arbitrage;
  •
  involvement in specialist activity on both the NYSE and the AMEX;
  •
  underwriting and distributing securities;
  •
  arranging for the private placement of securities;
  •
  assisting in mergers, acquisitions, restructurings and leveraged transactions;
  •
  making principal investments in leveraged acquisitions;
  •
  engaging in commercial real estate activities;
  •
  investment management and advisory services; and
  •
  advisory, fiduciary, custody, agency and securities research services.

        Our business is conducted:

  •
  from our principal offices in New York City;
  •
  from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco and San Juan;

  •
  from representative offices in Beijing, Herzliya, Hong Kong, Milan, Sao Paulo, Seoul and Shanghai;
  •
  through international offices in Dublin, London, Lugano, Singapore and Tokyo; and
  •
  through joint ventures with other firms in Belgium, Greece and Spain.

Our international offices provide services and engage in investment activities involving foreign clients and international transactions. Additionally, certain of these foreign offices provide services to US clients. We provide trust-company and clearance services through our subsidiary, Custodial Trust Company, which is located in Princeton, New Jersey.

        Bear Stearns and BSSC are broker-dealers registered with the SEC. Additionally, Bear Stearns is registered as an investment advisor with the SEC. Bear Stearns and/or BSSC are also members of the NYSE, all other principal US securities and futures exchanges, the NASD, the Commodity Futures Trading Commission, the National Futures Association and the International Stock Exchange. Bear Stearns is a "primary dealer" in US government securities, as designated by the Federal Reserve Bank of New York.

        BSIL is a full service broker-dealer based in London and is a member of Eurex (formerly the Deutsche Terminborse), the International Petroleum Exchange, the London Commodity Exchange, the London International Financial Futures and Options Exchange, the London Securities and Derivatives Exchange, Marche à Terme International de France, SA and the London Clearing House. BSIL is supervised by and regulated in accordance with the rules of the Financial Services Authority.

        BSB is an Irish-based bank, which was incorporated in 1996 and subsequently granted a banking license under the Irish Central Bank Act, 1971. BSB allows our existing and prospective clients the opportunity of dealing with a banking counterparty.

        We are incorporated in the State of Delaware. Our principal executive office is located at 383 Madison Avenue, New York, New York 10179 and our telephone number is (212) 272-2000. Our Internet address is http://www.bearstearns.com.

USE OF PROCEEDS

        Unless otherwise specified in the applicable Prospectus Supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include additions to working capital, the repayment of short-term and long-term debt and investments in, or extensions of credit to, subsidiaries.

RATIO INFORMATION

        The ratio of earnings to fixed charges was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges. The ratio of earnings to combined fixed charges and preferred dividends was calculated by dividing the sum of fixed charges and preferred dividends into the sum of earnings before taxes and fixed charges. Fixed charges for purposes of the ratios consist of interest expense and certain other expenses. Preferred dividends represent the pre-tax earnings necessary to cover the dividends on our preferred stock, assuming such earnings are taxed at our consolidated effective tax rate.

        The table below presents the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends for the nine months ended August 31, 2001 and August 25, 2000, the fiscal year ended November 30, 2000, the five months ended November 26, 1999 and the fiscal years ended June 30, 1999, 1998, 1997 and 1996.

	Nine Months Ended				Year Ended June 30,
				Five Months Ended November 26, 1999
	August 31, 2001	August 25, 2000	Year Ended November 30, 2000		1999	1998	1997	1996
Ratio of earnings to fixed charges	1.2	1.3	1.2	1.3	1.3	1.3	1.4	1.4
Ratio of earnings to combined fixed charges and preferred dividends	1.2	1.2	1.2	1.3	1.3	1.3	1.4	1.4

DESCRIPTION OF DEBT SECURITIES

        This section describes certain general terms and provisions of the debt securities to which any Prospectus Supplement may relate. The particular terms of any debt securities offered by a Prospectus Supplement and the extent to which these general terms and provisions will not apply to the particular series of debt securities being offered, will be described in the Prospectus Supplement relating to that particular series of debt securities.

        We will issue the debt securities under the Indenture, dated as of May 31, 1991, as amended (the "Indenture"), between us and JPMorgan Chase Bank (formerly, The Chase Manhattan Bank), as trustee (the "Trustee").

        The terms of the debt securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We have filed a copy of the Indenture as an exhibit to the Registration Statement of which this Prospectus forms a part. A copy of the Indenture is available as set forth under the section entitled "Where You Can Find More Information."

        This section, along with the description in the applicable Prospectus Supplement, is a summary of the material provisions of the Indenture and is not complete. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not these descriptions, defines your rights as a holder of debt securities.

General

        We may offer debt securities for an aggregate principal amount of up to $10,006,693,162 under this Prospectus. As of the date of this Prospectus, we have issued approximately $69,957,479,650 aggregate principal amount of debt securities under the Indenture, of which $21,803,967,175 is outstanding. The Indenture permits us to:

  •
  issue debt securities at various times in one or more series;
  •
  issue an unlimited principal amount of debt securities;
  •
  provide for the issuance of other debt securities under the Indenture other than those authorized on the date of this Prospectus at various times and without your consent; and
  •
  "reopen" a previous issue of a series of debt securities and issue additional debt securities of the series.

        Unless we provide otherwise in an applicable Prospectus Supplement, we will issue debt securities only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000, and in bearer form with or without coupons in the denomination of $5,000. If we issue bearer debt securities of a series, we will describe the federal income tax consequences and other special considerations applicable to those bearer debt securities in the Prospectus Supplement relating to that series.

        Unless we provide otherwise in the applicable Prospectus Supplement and subject to any limitations in the Indenture, you may transfer or exchange your registered securities at the corporate trust office or agency of the Trustee in the City and State of New York without paying a service charge, other than applicable tax or governmental charges. Bearer debt securities will be transferable by delivery. We will describe the provisions relating to the exchange of bearer debt securities of any series in the Prospectus Supplement relating to that series.

        If the principal, any premium or interest on the debt securities of any series is payable in a foreign or composite currency, the applicable Prospectus Supplement will describe any restrictions, elections, federal income tax consequences, specific terms and other information that apply to those debt securities and the currency.

        We may sell one or more series of debt securities at a substantial discount below the stated principal amount, bearing either no interest or interest at a rate that at the time of issuance is below market rate. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. We will describe the federal income tax consequences and other special considerations applicable to a series in the Prospectus Supplement relating to that series.

Ranking

        The debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. We extend credit to our subsidiaries at various times. Any credit we may extend to our subsidiaries may be subordinated to the claims of unaffiliated creditors of those subsidiaries.

        We are a holding company and depend on the earnings and cash flow of our subsidiaries to meet our obligations under the debt securities. Because the creditors of our subsidiaries generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, the holders of our debt securities will effectively be subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, your right to participate in any distribution of our subsidiaries' assets is necessarily subject to the senior claims of the subsidiaries' creditors. Furthermore, the Exchange Act and the rules of certain exchanges and other regulatory bodies, as well as covenants governing certain indebtedness of our subsidiaries, impose net capital requirements on some of our subsidiaries that limit their ability to pay dividends or make loans and advances to us.

Methods of Receiving Payment on the Debt Securities

        Registered Debt Securities.    Unless we otherwise provide in the applicable Prospectus Supplement, if the debt securities are in registered form, then the principal, any premium and interest will be payable at the corporate trust office or agency of the Trustee in the City and State of New York.

        Interest payments made before maturity or redemption on registered debt securities may be made:

  •
  at our option, by check mailed to the address of the person entitled to payment; or
  •
  at your option, if you hold at least $10 million in principal amount of registered debt securities, by wire transfer to an account you have designated in writing at least 16 days before the date on which the payment is due.

        Bearer Debt Securities.    Unless we provide otherwise in the applicable Prospectus Supplement, if the debt securities are in bearer form, then the principal, any premium and interest will be payable at the Trustee's office located outside the United States that is maintained for this purpose. No payment on a bearer debt security will be made by mail to a US address or by wire transfer to an account maintained in the United States, or will otherwise be made inside the United States, unless otherwise provided in the applicable Prospectus Supplement.

Notices

        Registered Debt Securities.    Unless otherwise provided in the applicable Prospectus Supplement, any notice given to a holder of a registered debt security will be mailed to the last address of such holder set forth in the applicable security register.

        Bearer Debt Securities.    Any notice given to a holder of a bearer debt security will be published in a daily newspaper of general circulation in the city or cities specified in the Prospectus Supplement relating to such bearer debt security.

Global Securities

        The debt securities may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or definitive form.

        Unless and until a global security is exchanged in whole or in part for the applicable definitive debt securities, a global security may only be transferred as a whole by:

  •
  the depositary for the global security to a nominee of the depositary;
  •
  a nominee of the depositary to the depositary or another nominee of the depositary; or
  •
  the depositary or any nominee of the depositary to a successor of the depositary or a nominee of the successor.

        Each Prospectus Supplement relating to a series will describe the specific terms of the depositary arrangement with respect to the applicable debt securities of that series. We anticipate that the following provisions will apply to all depositary arrangements.

        Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual debt securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants. The underwriters for the debt securities will designate the accounts to be credited. However, if we have offered or sold the debt securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

        Ownership of beneficial interest in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary's participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a global security.

        So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security:

  •
  will not be entitled to have debt securities represented by global securities registered in their names;
  •
  will not receive or be entitled to receive physical delivery of debt securities in definitive form; and
  •
  will not be considered the owners or holders of these securities under the Indenture.

        Subject to the restrictions discussed under the section entitled "Limitations on Issuance of Bearer Debt Securities and Bearer Warrants," payments of principal, any premium and interest on the individual debt securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the holder of such global security. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the Trustee may act or refrain from acting without liability on any information provided by the depositary.

        We expect that the depositary, after receiving any payment of principal, any premium or interest in respect of a global security, will immediately credit the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

        Receipt by owners of beneficial interests in a temporary global security of payments of principal, any premium or interest relating to their interests will be subject to the restrictions discussed under the section entitled "Limitations on Issuance of Bearer Debt Securities and Bearer Warrants."

        If interest is paid on a bearer global security, or if no interest has been paid but the bearer global security remains outstanding beyond a reasonable period of time after the restricted period (as defined in applicable US Treasury regulations) has ended, the depositary must provide us with a certificate to the effect that the owners of the beneficial interests in the bearer global security are non-US persons or US persons that are permitted to hold bearer debt securities under applicable US Treasury regulations.

        In general, US persons that are permitted to hold bearer debt securities are US persons who acquire the securities through the foreign branch of certain US financial institutions and certain US financial institutions that hold the bearer debt securities for resale to non-US persons or who hold the bearer debt securities on their own account through a foreign branch. The certificate must be provided within a reasonable period of time after the end of the restricted period, but in no event later than the date when interest is paid. The certificate must be based on statements provided to the depositary by the owners of the beneficial interests.

        If the depositary is at any time unwilling or unable or ineligible to continue as depositary and we have not appointed a successor depositary within 90 calendar days, we will issue debt securities in certificated form in exchange for all outstanding global securities.

        In addition, we may at any time determine not to have debt securities represented by a global security. In that event, we will issue debt securities in definitive form in exchange for all global securities. An owner of a beneficial interest in the global securities to be exchanged will be entitled to delivery in definitive form of debt securities equal in principal amount to such beneficial interest and to have such debt securities registered in its name. Individual debt securities of the series so issued will be issued as:

  (1)
  registered debt securities in denominations, unless we specify otherwise, of $1,000 and integral multiples of $1,000 if the debt securities of that series are issuable as registered debt securities;
  (2)
  bearer debt securities in the denomination or denominations we have specified if the debt securities of that series are issuable as bearer debt securities; or
  (3)
  either registered or bearer debt securities, if the debt securities of that series are issuable in either form.

        You should read the section entitled "Limitations on Issuance of Bearer Debt Securities and Bearer Warrants" for a description of certain restrictions on the issuance of individual bearer debt securities in exchange for beneficial interests in a global security.

Limitation on Liens

        We may not, and may not permit any of our Restricted Subsidiaries to, issue, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money secured by a pledge of, lien on or security interest in any shares of voting stock of any Restricted Subsidiary without effectively providing that the securities issued under the Indenture, including the debt securities, will be secured equally and ratably with such secured indebtedness.

        The term "Restricted Subsidiary" as defined in the Indenture means Bear Stearns, Custodial Trust Company, BSSC and any of our other subsidiaries owning, directly or indirectly, any of the common stock of, or succeeding to a significant portion of the business, property or assets of, a Restricted Subsidiary, or with which a Restricted Subsidiary is merged or consolidated.

Merger and Consolidation

        We may consolidate or merge with or into any other corporation, and may sell, lease or convey all or substantially all of our assets to any corporation, organized and existing under the laws of the United States or any US state, if:

  (1)
  we or any other successor corporation shall not immediately after the merger or consolidation be in default under the Indenture; and
  (2)
  the continuing corporation (if other than us), or the resulting entity that receives substantially all of our assets, shall expressly assume:
  (a)
  payment of the principal of, and premium, if any, and interest on, (and any additional amounts payable in respect of) the debt securities and
  (b)
  performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by us.

        Unless otherwise provided in the applicable Prospectus Supplement, the Indenture permits:

  •
  a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or that of a successor or combined entity;
  •
  a change in control; or
  •
  a highly leveraged transaction involving us, whether or not involving a change in control;

and the Indenture, therefore, will not protect holders of the debt securities from the substantial impact that any of the transactions described above may have on the value of the debt securities.

Modification and Waiver

        With the consent of the holders of 66 2/3% in principal amount of the outstanding debt securities of each series affected, we and the Trustee may modify or amend the Indenture, without the consent of each holder of the outstanding debt security affected, unless the modification or amendment:

  •
  changes the stated maturity or the date of any installment of principal of, or interest on, any debt security or changes its redemption price or optional redemption price;
  •
  reduces the principal amount of, or the rate of interest on, or the amount of any additional amount payable on, any debt security, or reduces the amount of principal that could be declared due and payable before the stated maturity of that debt security, or changes our obligation to pay any additional amounts (except as permitted under the Indenture), or reduces the amount of principal of a discount security that would be due and payable if accelerated under the Indenture;
  •
  changes the place or currency of any payment of principal, premium, if any, or interest on any debt security;
  •
  impairs the right to institute suit for the enforcement of any payment on or with respect to any debt security;
  •
  reduces the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend the Indenture; or

  •
  modifies the foregoing requirements or reduces the percentage of outstanding debt securities necessary to waive any past default to less than a majority.

We may make any of these amendments or modifications, however, with the consent of the holder of each outstanding debt security affected.

        Except with respect to certain fundamental provisions of which a default would require the consent of the holders of each outstanding security of a series affected to waive, the holders of at least a majority in principal amount of outstanding debt securities of any series may, with respect to that series, waive past defaults under the Indenture and waive compliance with certain provisions of the Indenture, either in a specific instance or generally.

Events of Default

        Under the Indenture, an "Event of Default" with respect to any series of debt securities means:

  (1)
  a failure to pay any interest, or any additional amounts payable, on any debt securities of that series for 30 days after payment is due;
  (2)
  a failure to pay the principal of, and premium, if any, on any debt security of that series when due;
  (3)
  a failure to deposit any sinking fund payment when due relating to that series;
  (4)
  a failure to perform any other covenant contained in the Indenture or relating to that series that has continued for 60 days after written notice was provided;
  (5)
  a failure lasting 10 days after notice relating to any of our other indebtedness for borrowed money or indebtedness of any Restricted Subsidiary in excess of $10 million, that results in such indebtedness becoming due and payable before maturity;
  (6)
  certain events of bankruptcy, insolvency or reorganization; and
  (7)
  any other Event of Default with respect to debt securities of that series.

Concerning the Trustee

        Within 90 days after any default, the Trustee will notify you of the default, unless the default is cured or waived.

        The Trustee may withhold notice of a default (except a default relating to the payment of principal, premium or interest, or any additional amounts related to any debt security or the payment of any sinking fund installment), if the Trustee in good faith determines that withholding notice is in your interests.

        If a default in the performance or breach of any covenant in the Indenture or relating to that series occurs and continues for 60 days after written notice has been given to us or the Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of a series, the Trustee will not give notice to the holders for at least an additional 30 days after such default.

        If an event of default for any series of debt securities occurs and continues, the Trustee or the holders of 25% of the aggregate principal amount (or any lesser amount that the series may provide) of the outstanding debt securities affected by the default may require us to immediately repay the entire principal amount (or any lesser amount that the series may provide) of the outstanding debt securities of such series.

        So long as the Trustee has not yet obtained a judgment or decree for payment of money due, and we have paid all amounts due (other than those due solely as a result of acceleration) and have remedied all Events of Default, the holders of a majority in principal amount of the outstanding debt securities of the affected series may rescind any acceleration or may waive any past default. However, the holders of a majority in principal amount of all outstanding debt securities of the affected series may not waive any Event of Default with respect to any series of debt securities in the following two circumstances:

  •
  a failure to pay the principal of, and premium, if any, or interest on, or any additional amounts payable in respect of, any debt security of that series for which payment had not been subsequently made; or
  •
  a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding debt security of that series.

        The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to debt securities of that series, provided that this direction is not in conflict with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of those holders, the Trustee will be entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

        We are required to deliver to the Trustee an annual statement as to our fulfillment of all of our obligations under the Indenture.

Defeasance

        If provided for under the Indenture with respect to debt securities of any series that are registered debt securities denominated and payable only in US dollars (except as otherwise provided under the Indenture), we will:

  •
  be discharged from any and all obligations in respect of the debt securities of that series under the Indenture (except for certain obligations to register the transfer or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agents and hold moneys for payment in trust) on the 91st day after the applicable conditions described in this paragraph have been satisfied; or
  •
  not be subject to provisions of the Indenture described above under the subsections entitled "—Limitation on Liens" and "—Merger and Consolidation" with respect to the debt securities of that series;

in each case if we deposit with the Trustee, in trust, money or US government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and premium, if any, and any interest on, the debt securities of that series on the dates such payments are due in accordance with the terms of those debt securities.

        To exercise either option, we are required to deliver to the Trustee an opinion of counsel to the effect that:

  (1)
  the deposit and related defeasance would not cause the holders of the debt securities of the series being defeased to recognize income, gain or loss for US federal income tax purposes; and
  (2)
  if the debt securities of that series are then listed on the NYSE, the exercise of the option would not result in delisting.

        We may specify defeasance provisions with respect to any series of debt securities.

DESCRIPTION OF WARRANTS

        This section sets forth certain general terms and provisions of the warrants to which any Prospectus Supplement may relate. The particular terms of the warrants offered by any Prospectus Supplement and the extent to which such general terms and provisions will not apply to the warrants so offered will be described in the Prospectus Supplement relating to those warrants.

        We may issue warrants for the purchase of debt securities, warrants to buy or sell debt securities of or guaranteed by the United States or other sovereign states ("Government debt securities"), warrants to buy or sell currencies, currency units or units of a currency index or currency basket, warrants to buy or sell units of a stock index or stock basket and warrants to buy and sell a commodity or units of a commodity index or basket. Warrants may be offered independently of or together with any series of debt securities and may be attached to or separate from those debt securities. The warrants will be settled either through physical delivery or through payment of a cash settlement value as set forth in this Prospectus and in any applicable Prospectus Supplement.

        Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or a trust company, as warrant agent, all as described in the Prospectus Supplement relating to that series of warrants. The warrant agent will act solely as our agent under the applicable warrant agreement and in connection with the certificates for any warrants of that series, and will not assume any obligation or relationship of agency or trust for or with any holders of those warrant certificates or beneficial owners of those warrants.

        This section, along with the description in the applicable Prospectus Supplement, is a summary of certain provisions of the forms of warrant agreements and warrant certificates and is not complete. We urge you to read the warrant agreements and the warrant certificates, because those documents, and not these descriptions, define your rights as a holder of warrants. We have filed copies of the forms of the warrant agreements and warrant certificates as exhibits to the Registration Statement of which this Prospectus is a part. Copies of the forms of warrant agreements and warrant certificates are available as set forth under the section entitled "Where You Can Find More Information."

General

        The terms of any particular series of warrants will be described in the Prospectus Supplement relating to that particular series of warrants, including, where applicable:

  (1)
  whether the warrant is for debt securities, Government debt securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or any other index or reference as described in the warrant;
  (2)
  the offering price;
  (3)
  the currency, currency unit, currency index or currency basket based on or relating to currencies for which those warrants may be purchased;
  (4)
  the date on which the right to exercise those warrants will commence and the date on which that right will expire;
  (5)
  whether those warrants are to be issuable in registered or bearer form;
  (6)
  whether those warrants are extendible and the period or periods of such extendibility;
  (7)
  the terms upon which bearer warrants of any series may be exchanged for registered warrants of that series;
  (8)
  whether those warrants will be issued in book-entry form, as a global warrant certificate, or in certificated form;
  (9)
  US federal income tax consequences applicable to those warrants; and

  (10)
  any other terms of those warrants not inconsistent with the applicable warrant agreement.

        If the offered warrants are to purchase debt securities, the Prospectus Supplement will also describe:

  (1)
  the designation, aggregate principal amount, currency, currency unit or currency basket and other terms of the debt securities purchasable upon exercise of those warrants;
  (2)
  the designation and terms of the debt securities with which those warrants are issued and the number of those warrants issued with each such debt security;
  (3)
  the date or dates on and after which those warrants and the related debt securities will be separately transferable; and
  (4)
  the principal amount of debt securities purchasable upon exercise of one offered warrant and the price at which and currency, currency unit or currency basket in which such principal amount of debt securities may be purchased upon such exercise.

        Before you exercise your warrants, you will not have any of the rights of holders of the debt securities of the series purchasable upon such exercise, including the right to receive payments of principal, any premium or interest on those debt securities, or to enforce any of the covenants in the Indenture.

        If the offered warrants are to buy or sell Government debt securities or a currency, currency unit, currency index or currency basket, the Prospectus Supplement will describe:

  •
  the amount and designation of the Government debt securities or currency, currency unit, currency index or currency basket, as the case may be, subject to each warrant; and
  •
  whether those warrants provide for cash settlement or delivery of the Government debt securities or currency, currency unit, currency index or currency basket upon exercise.

        If the offered warrants are warrants on a stock index or a stock basket, they will provide for payment of an amount in cash that will be determined by reference to increases or decreases in such stock index or stock basket. The Prospectus Supplement will describe:

  •
  the terms of those warrants;
  •
  the stock index or stock basket covered by those warrants; and
  •
  the market to which the stock index or stock basket relates.

        If the offered warrants are warrants on a commodity or commodity index, those warrants will provide for cash settlement or delivery of the particular commodity or commodity index. The Prospectus Supplement will describe:

  •
  the terms of those warrants;
  •
  the commodity or commodity index covered by those warrants; and
  •
  any market to which the commodity or commodity index relates.

        You may exchange registered warrants of any series for registered warrants of the same series representing in total the number of warrants that you have surrendered for exchange. To the extent permitted, you may exchange warrant certificates and transfer registered warrants at the corporate trust office of the warrant agent for that series of warrants (or any other office indicated in the Prospectus Supplement relating to that series of warrants).

        As the applicable Prospectus Supplement permits, a single global warrant certificate, registered in the name of the nominee of the depository of the warrants, or definitive certificates that may be exchanged on a fixed date, or on a date or dates selected by us, for interests in a global warrant certificate may be issued for:

  •
  warrants to buy or sell Government debt securities or a currency, currency unit, currency index or currency basket; and
  •
  warrants on stock indices or stock baskets or on commodities or commodity indices.

        Bearer warrants will be transferable by delivery. The applicable Prospectus Supplement will describe the terms of exchange applicable to any bearer warrants.

Exercise of Warrants

        As set forth in, or calculable from, the Prospectus Supplement relating to each series of warrants, each warrant you purchase will entitle you to:

  •
  buy the equivalent amount of the debt securities;
  •
  buy or sell the equivalent amount of Government debt securities;
  •
  buy or sell the equivalent amount of a currency, currency unit, currency index or currency basket, commodity or commodities at the exercise price;
  •
  receive a settlement value for the equivalent amount of Government debt securities; or
  •
  receive a settlement value for the equivalent amount of a currency, currency unit, currency index or currency basket, stock index or stock basket, commodity or commodity index.

        You may exercise your warrants at the corporate trust office of the warrant agent (or any other office indicated in the Prospectus Supplement relating to those warrants) up to 5:00 p.m., New York time, on the date stated in the Prospectus Supplement relating to those warrants or as may be otherwise stated in the Prospectus Supplement. If you do not exercise your warrants before the time on that date (or such later date that we may set), your unexercised warrants will become void.

        Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement, you may exercise your warrants by:

  •
  delivery to the warrant agent of the warrant certificate evidencing such warrants properly completed and duly executed; and
  •
  payment as provided in the applicable Prospectus Supplement of the amount required to purchase the debt securities, or (except in the case of warrants providing for cash settlement) payment for or delivery of the Government debt securities or currency, currency unit, currency basket, stock index, stock basket, commodity or commodity index, as the case may be, purchased or sold upon such exercise.

        Only registered debt securities will be issued and delivered upon exercise of registered warrants. Warrants will be deemed to have been exercised upon receipt of such warrant certificate and any payment, if applicable, at the corporate trust office of the warrant agent or any other office indicated in the applicable Prospectus Supplement and we will, as soon as practicable after such receipt and payment, issue and deliver the debt securities purchasable upon such exercise, or buy or sell such Government debt securities or currency, currency unit, currency basket, commodity or commodities or pay the settlement value in respect of the warrants.

        If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of the warrants. Special provisions relating to the exercise of any bearer warrants or automatic exercise of warrants will be described in the applicable Prospectus Supplement.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES AND BEARER WARRANTS

        In compliance with U.S. federal income tax laws and regulations, bearer debt securities, including bearer debt securities in global form, will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to "United States Persons," as defined below, except as otherwise permitted by certain U.S. Treasury regulations. Any underwriters, dealers or agents participating in the offerings of bearer debt securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any bearer debt securities or during the "restricted period" (as defined in the Treasury regulations) offer, sell, resell or deliver, directly or indirectly, any bearer debt securities in the United States or to United States Persons, other than as permitted by the Treasury regulations. In addition, any underwriters, dealers or agents must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer debt securities are aware of the restrictions on the offering, sale, resale or delivery of bearer debt securities.

        We will not deliver a bearer debt security (other than a temporary global bearer debt security) in connection with its original issuance or pay interest on any bearer debt security until we have received the written certification provided for in the indenture. Each bearer debt security, other than a temporary global bearer debt security, will bear the following legend on the face of the security and on any interest coupons that may be detachable:

        "Any United States person who holds this obligation will be subject to limitations under the U.S. income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

        The legend also will be evidenced on any book-entry system maintained with respect to the bearer debt securities.

        The sections referred to in the legend provide, in general, that a U.S. taxpayer who holds a bearer security or coupon may not deduct any loss realized on the sale, exchange or redemption of the bearer security and any gain which otherwise would be treated as capital gain will be treated as ordinary income, unless the taxpayer is, or holds the bearer security or coupon through, a "financial institution" (as defined in the relevant Treasury regulations) and certain other conditions are satisfied.

        For these purposes, "United States" means the United States of America (including the District of Columbia), and its possessions. "United States Person" generally means:

  •
  a citizen or resident of the United States;

  •
  a corporation, partnership, or other business entity created or organized in or under the laws of the United States or any State or political subdivision thereof (including the District of Columbia);

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a court within the United States is able to exercise primary supervision over its administration, and one or more United States Persons have the authority to control all of its substantial decisions.

        The Prospectus Supplement relating to bearer warrants will describe any limitations on the offer, sale, delivery and exercise of bearer warrants (including a requirement that a certificate of non-U.S. beneficial ownership be delivered once a bearer warrant is exercised).

DESCRIPTION OF PREFERRED STOCK

        This section sets forth certain general terms and provisions of the preferred stock to which any Prospectus Supplement may relate. The particular terms of the preferred stock offered by any Prospectus Supplement and the extent, if any, to which such general terms will not apply to the preferred stock so offered will be described in the Prospectus Supplement relating to such preferred stock.

        This section, along with the description in the applicable Prospectus Supplement, is a summary of certain provisions of our restated certificate of incorporation, as amended, including the applicable certificate of designations, and is not complete.

        We urge you to read the restated certificate of incorporation, as amended, and the certificate of designations for the relevant series of preferred stock in which you are intending to invest, because those documents, and not these descriptions, define your rights as a holder of preferred stock. We have filed a copy of the restated certificate of incorporation, as amended, and the certificates of designations for our currently outstanding shares of preferred stock as exhibits to the Registration Statement of which this Prospectus is a part. Copies of the restated certificate of incorporation, as amended, are available as set forth under the section entitled "Where You Can Find More Information."

General

        Our restated certificate of incorporation, as amended, authorizes the issuance of 10,000,000 shares of preferred stock, $1.00 par value. We may issue preferred stock from time to time in one or more series. The exact terms of each series will be established by our board of directors or a duly authorized committee of the board.

        The terms of any particular series of preferred stock will be described in the Prospectus Supplement relating to that particular series of preferred stock, including, where applicable:

  (1)
  the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;
  (2)
  the offering price;
  (3)
  the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;
  (4)
  any redemption or sinking fund provisions;
  (5)
  the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding up;
  (6)
  the terms and conditions, if any, on which shares of such series shall be exchangeable for shares of our stock of any other class or classes, or other series of the same class;
  (7)
  the voting rights, if any, of shares of such series in addition to those set forth in "Voting Rights" below;
  (8)
  the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;
  (9)
  the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our stock ranking junior to the shares of such series as to dividends or upon liquidation;

  (10)
  the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issue of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and
  (11)
  any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

        The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable Prospectus Supplement, the shares of each series of preferred stock will upon issuance rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock. As of November 30, 2001, there were outstanding:

  •
  479,250 shares of Adjustable Rate Cumulative Preferred Stock, Series A;
  •
  5,000,000 depositary shares, each representing a one-fourth interest in a share of 6.15% Cumulative Preferred Stock, Series E;
  •
  4,000,000 depositary shares, each representing a one-fourth interest in a share of 5.72% Cumulative Preferred Stock, Series F; and
  •
  4,000,000 depositary shares, each representing a one-fourth interest in a share of 5.49% Cumulative Preferred Stock, Series G.

        The preferred stock will have no preemptive rights to subscribe for any additional securities that may be issued by us.

Dividends

        Unless otherwise specified in the applicable Prospectus Supplement, before any dividends may be declared or paid to the holders of shares of our common stock, par value $1.00 per share, or of any other of our capital stock ranking junior to any series of the preferred stock as to the payment of dividends, the holders of the preferred stock of that series will be entitled to receive, when and as declared by the board of directors or a duly authorized committee of the board, out of the our net profits or net assets legally available therefor, dividends payable quarterly on January 15, April 15, July 15 and October 15, in each year at such rates as will be specified in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Dividends will be payable to the holders of record as they appear on our stock transfer records on such dates (not less than 15 days nor more than 60 days prior to a dividend payment date) as will be fixed by the board of directors or a duly authorized committee thereof. Dividends will be paid in the form of cash.

        Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the applicable Prospectus Supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of the preferred stock of that series will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on that series are declared or paid on any future dividend payment dates. If dividends on any series of preferred stock are not paid in full or declared in full and sums set apart for the payment thereof, then no dividends shall be declared and paid on that series unless declared and paid ratably on all shares of every series of preferred stock then outstanding, including dividends accrued or in arrears, if any, in proportion to the respective amounts that would be payable per share if all such dividends were declared and paid in full.

        The Prospectus Supplement relating to a series of preferred stock will specify the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any of our subsidiaries of, the common stock or of any other class of our stock ranking junior to the shares of that series as to dividends or upon liquidation and any other preferences, rights, restrictions and qualifications that are not inconsistent with the certification of incorporation.

Liquidation Rights

        Unless otherwise specified in the Prospectus Supplement relating to a series of preferred stock, upon our liquidation, dissolution or winding up (whether voluntary or involuntary) the holders of preferred stock of that series will be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, the amount specified in the applicable Prospectus Supplement for that series, together with all dividends accrued and unpaid, before any distribution of the assets will be made to the holders of common stock or any other class or series of shares ranking junior to that series of preferred stock upon liquidation, dissolution or winding up, and will be entitled to no other or further distribution. If, upon our liquidation, dissolution or winding up the assets distributable among the holders of a series of preferred stock shall be insufficient to permit the payment in full to the holders of that series of preferred stock of all amounts payable to those holders, then the entire amount of our assets thus distributable will be distributed ratably among the holders of that series of preferred stock in proportion to the respective amounts that would be payable per share if those assets were sufficient to permit payment in full.

        Neither our consolidation, merger or other business combination with or into any other individual, firm, corporation or other entity nor the sale, lease, exchange or conveyance of all or any part of our property, assets or business will be deemed to be a liquidation, dissolution or winding up.

Redemption

        If so specified in the applicable Prospectus Supplement, any series of preferred stock may be redeemable, in whole or in part, at our option or pursuant to a retirement or sinking fund or otherwise, on terms and at the times and the redemption prices specified in that Prospectus Supplement. If less than all shares of the series at the time outstanding are to be redeemed, the shares to be redeemed will be selected pro rata or by lot, in such manner as may be prescribed by resolution of the board of directors.

        Notice of any redemption of a series of preferred stock will be given by publication in a newspaper of general circulation in the Borough of Manhattan, the City of New York, not less than 30 nor more than 60 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of shares of that series at the addresses shown on our stock transfer records, but the mailing of such notice will not be a condition of such redemption. In order to facilitate the redemption of shares of preferred stock, the board of directors may fix a record date for the determination of the shares to be redeemed. Such record date will be not more than 60 days nor less than 30 days prior to the redemption date.

        Prior to the redemption date, we will deposit money for the payment of the redemption price with a bank or trust company doing business in the Borough of Manhattan, the City of New York, and having a capital and surplus of at least $10,000,000. Unless we fail to make such deposit, on the redemption date, all dividends on the series of preferred stock called for redemption will cease to accrue and all rights of the holders of shares of that series as our stockholders shall cease, except the right to receive the redemption price (but without interest). Unless otherwise specified in the applicable Prospectus Supplement, any monies so deposited which remain unclaimed by the holders of the shares of that series at the end of six years after the redemption date will become our property, and will be paid by the bank or trust company with which it has been so deposited to us.

Conversion Rights

        No series of preferred stock will be convertible into common stock.

Voting Rights

        Unless otherwise determined by the board of directors and indicated in the applicable Prospectus Supplement, holders of the preferred stock of that series will not have any voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on any series of preferred stock or any other class or series of stock ranking on a parity with that series with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of that series (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of our directors at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on that series have been fully paid or set apart for payment. The term of office of all directors elected by the holders of a series of preferred stock shall terminate immediately upon the termination of the right of the holders of that series to vote for directors. Whenever the shares of a series are or become entitled to vote, each holder of shares of that series will have one vote for each share held.

        So long as shares of any series of preferred stock remain outstanding, we shall not, without the consent of the holders of at least two-thirds of the shares of that series outstanding at the time (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable):

  (1)
  issue or increase the authorized amount of any class or series of stock ranking senior to the shares of that series as to dividends or upon liquidation; or
  (2)
  amend, alter or repeal the provisions of our certificate of incorporation or of the resolutions contained in the certificate of designation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding shares of that series or the holders thereof. Any increase in the amount of the authorized common stock or authorized preferred stock or the creation and issuance of common stock or any other series of preferred stock ranking on a parity with or junior to a series of preferred stock as to dividends and upon liquidation shall not be deemed to materially and adversely affect the powers, preferences or special rights of the shares of that series.

        Unless otherwise indicated in the applicable Prospectus Supplement, the transfer agent, dividend disbursing agent and registrar for each series of preferred stock will be Mellon Investor Services L.L.C.

DESCRIPTION OF DEPOSITARY SHARES

        This section sets forth certain general terms and provisions of the depositary shares and depositary receipts which we may elect to issue.

        This section, along with the description in the applicable Prospectus Supplement, is a summary of certain provisions of the deposit agreement relating to the applicable series of Preferred Stock and is not complete. Any such deposit agreement will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part.

General

        We may, at our option, elect to offer fractional interests in shares of a series of preferred stock, rather than whole shares. If we exercise our option, we will provide for the issuance by a depositary of depositary receipts evidencing depositary shares, each of which will represent a fractional interest (to be specified in the applicable Prospectus Supplement) in a share of a particular series of the Preferred Stock as more fully described below.

        If we offer fractional shares of any series of preferred stock, those shares will be deposited under a separate deposit agreement among us, a depositary bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 and the holders from time to time of the depositary receipts issued thereunder by that depositary. The applicable Prospectus Supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock underlying such depositary share, to all the rights and preferences of the fractional share of preferred stock underlying such depositary share (including dividend, voting, redemption and liquidation rights).

        Until definitive engraved depositary receipts are prepared, upon our written order, the depositary may issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay. Temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

        The depositary will distribute to the holders of depositary receipts evidencing depositary shares all cash dividends or other cash distributions received in respect of the underlying fractional shares of preferred stock in proportion to their respective holdings of the depositary shares on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. Any balance not so distributed will be held by the depositary (without liability for interest thereon) and will be added to and treated as part of the next sum received by the depositary for distribution to holders of depositary receipts then outstanding.

        If we distribute property other than cash in respect of shares of preferred stock deposited under a deposit agreement, the depositary will distribute the property received by it to the record holders of depositary receipts evidencing the depositary shares relating to those shares of preferred stock, in proportion, as nearly as may be practicable, to their respective holdings of the depositary shares on the relevant record dates. If the depositary determines that it is not feasible to make such a distribution, the depositary may, with our approval, adopt such method as it deems equitable and practicable to give effect to the distribution, including the sale of the property so received and distribution of the net proceeds from such sale to the holders of the depositary receipts.

        Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar right offered by us to holders of the preferred stock deposited under such deposit agreement will be made available to holders of depositary shares.

Redemption of Depositary Shares

        If the shares of preferred stock deposited under a deposit agreement are subject to redemption, in whole or in part, then, upon any such redemption, the depositary shares relating to those deposited shares will be redeemed from the proceeds received by the depositary as a result of the redemption. Whenever we redeem shares of preferred stock held by a depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. The depositary will mail the notice of redemption not less than 20 and not more than 50 days prior to the date fixed for redemption to the record holders of the depositary shares to be so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the per share redemption price of the preferred stock underlying such depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

        Once notice of redemption has been given, from and after the redemption date, the depositary shares called for redemption will no longer be deemed to be outstanding, unless we fail to redeem the shares of preferred stock so called for redemption. On the redemption date, all rights of the holders of depositary shares will cease, except for the right to receive the monies payable upon such redemption and any money or other property to which the holders of depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing depositary shares.

Voting Rights

        As soon as practicable after receipt of notice of any meeting at which the holders of shares of preferred stock deposited under a deposit agreement are entitled to vote, the depositary will mail the information contained in that notice of meeting (and any accompanying proxy materials) to the holders of the depositary shares relating to such preferred stock as of the record date for such meeting. Each such holder will be entitled, subject to any applicable restrictions, to instruct the depositary as to the exercise of the voting rights of the preferred stock represented by such holder's depositary shares. The depositary will attempt to vote the preferred stock represented by those depositary shares in accordance with the holder's instructions, and we will agree to take all action deemed necessary by the depositary to enable the depositary to do so. The depositary will abstain from voting shares of preferred stock deposited under a deposit agreement if it has not received specific instructions from the holders of the depositary shares representing those shares.

Withdrawal of Stock

        Upon surrender of depositary receipts at the principal office of the depositary (unless the depositary shares evidenced by the depositary receipts have previously been called for redemption), and subject to the terms of the deposit agreement, the owner of the depositary shares shall be entitled to delivery of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be delivered. If the depositary receipts surrendered by the holder evidence depositary shares in excess of those representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the depositary shares. Holders of shares of preferred stock which are withdrawn will not thereafter be entitled to deposit such shares under a deposit agreement or to receive depositary shares. We do not expect that there will be any public trading market for the preferred stock, except as represented by depositary shares.

Amendment and Termination of the Deposit Agreement

        We may from time to time amend the form of depositary receipt evidencing any depositary shares and any provision of a deposit agreement by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless and until approved by the holders of at least a majority of the depositary shares then outstanding under that deposit agreement. Each deposit agreement will provide that each holder of depositary shares who continues to hold those depositary shares at the time an amendment becomes effective will be deemed to have consented to the amendment and will be bound by that amendment. Except as may be necessary to comply with any mandatory provisions of applicable law, no amendment may impair the right, subject to the terms of the deposit agreement, of any holder of any depositary shares to surrender the depositary receipt evidencing those depositary shares to the depositary together with instructions to deliver to the holder the whole shares of preferred stock represented by the surrendered depositary shares and all money and other property, if any, represented thereby. A deposit agreement may be terminated by us or the depositary only if:

  (1)
  all outstanding depositary shares issued under the deposit agreement have been redeemed; or
  (2)
  there has been a final distribution in respect of the preferred stock relating to those depositary shares in connection with any liquidation, dissolution or winding up of the

    Company and the amount received by the depositary as a result of that distribution has been distributed by the Depositary to the holders of those depositary shares.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of any depositary in connection with the initial deposit of preferred stock and the initial issuance of the depositary shares and any redemption of such preferred stock. Holders of depositary shares will pay any other taxes and charges incurred for their accounts as are provided in the deposit agreement.

Miscellaneous

        Each depositary will forward to the holders of depositary shares issued by that depositary all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock held by the depositary. In addition, each depositary will make available for inspection by the holders of those depositary shares, at the principal office of such depositary and at such other places as it may from time to time deem advisable, all reports and communications received from us that are received by such depositary as the holder of preferred stock.

        Neither we nor any depositary will assume any obligation or will be subject to any liability under a deposit agreement to holders of the depositary shares other than for its negligence or willful misconduct. Neither we nor any depositary will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under a deposit agreement. The obligations of us and any depositary under a deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and any depositary may rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

        A depositary may resign at any time by delivering to us notice of its election to resign, and we may remove any depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Federal Income Tax Consequences

        Owners of the depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by such depositary shares. Accordingly, the owners will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

  •
  no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;
  •
  the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, when exchanged, be the same as the aggregate tax basis of the depositary shares being exchanged; and
  •
  the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which that person owned the depositary shares.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

        Any series of preferred stock (and the depositary shares relating to such series) may be issued in certificated or book-entry form, as specified in the applicable Prospectus Supplement. Book-entry preferred stock or depositary shares will be issued in the form of a single global stock certificate or a single global depositary receipt (as the case may be) registered in the name of the nominee of The Depository Trust Company or any successor or alternate depositary we select.

        The depositary has provided us the following information: The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that have been deposited by its participating organizations, which are called "participants." The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The depositary is owned by a number of its participants and by the NYSE, the AMEX and the NASD. The depositary's book-entry system also is used by other organizations such as securities brokers and dealers, banks, and trust companies that work through a participant. Persons who are not participants may beneficially own securities held by the depositary only through participants. The rules applicable to the depositary and its participants are on file with the SEC.

        Upon our issuance of any preferred stock or depositary shares that will be represented by a global security, the depositary will immediately credit on its book-entry system the respective amounts of preferred stock or depositary shares represented by the global security to participants' accounts. The accounts to be credited will be designated by our agents, or by us if we directly offer and sell the preferred stock or depositary shares. Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through the participants. Beneficial ownership interests in a global security will be shown on, and transfers of those interests will be made only through, records maintained by the depositary's participants or persons holding interests through participants. Please note, the laws of some states require that certain purchasers of securities take physical delivery of these securities in definitive form. These limits and laws may impair the ability to transfer beneficial interest in a global security.

        Unless the global security is exchanged in whole or in part for the relevant definitive security representing preferred stock or depositary shares, the global security cannot be transferred. However, the depositary, its nominees and their successors may transfer a global security as a whole to one another. This means we will not issue certificates to you. Until the relevant definitive security representing preferred stock or depositary shares is issued, the depositary, not you, will be considered the holder of preferred stock or depositary shares represented by a global security. We have described below the only circumstances where preferred stock or depositary shares represented by a global security will be exchangeable for certificates representing preferred stock or depositary shares.

        We will pay dividends and other distributions on the preferred stock or depositary shares to the depositary or its nominee. We and the depositary will treat the nominee as the owner of the global securities for all purposes. Neither we nor the depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of your beneficial ownership interests in a global security or for maintaining, supervising or reviewing the records relating to you as the owner of a beneficial interest in such global securities. We expect that the depositary will credit immediately the respective accounts of the participants upon receipt of any dividend payment or other distribution on a global security. We expect that participants' payments to owners of the beneficial interests in a global security will be governed by standing customer instructions and customary practices, and will be the participants' responsibility.

        The depositary nominee is the only person who can exercise a right to repayment of a global security. If you own a beneficial interest in a global security and want to exercise a right to repayment, then you must instruct your participant (for example, your broker) to notify the nominee of your desire to exercise such right. Different participants have different procedures for accepting instructions from their customers (for example, cut-off times for notice), and accordingly, you should consult your participant to inform yourself about their particular procedures.

        Unless otherwise specified in the applicable Prospectus Supplement, preferred stock or depositary shares will be issued initially as book-entry preferred stock or depositary shares. Generally, we will issue book-entry preferred stock or depositary shares only in the form of global securities. Preferred stock or depositary shares represented by a global security may be exchanged for the relevant definitive security with the same terms in authorized denominations if:

  •
  the depositary notified us that it is unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days; or
  •
  we determine not to have any preferred stock or depositary shares represented by a global security.

        In these circumstances, you will be entitled to physical delivery of a definitive certificate or other instrument evidencing such preferred stock or depositary shares in an amount equal to your beneficial ownership interest and registered in your name.

PLAN OF DISTRIBUTION

        We may sell the securities in any of four ways:

  •
  to underwriters (including Bear Stearns) or dealers, who may act directly or through a syndicate represented by one or more managing underwriters (including Bear Stearns);
  •
  through broker-dealers (including Bear Stearns) we have designated to act on our behalf as agents;
  •
  directly to one or more purchasers; or
  •
  directly to the public through Bear Stearns utilizing DAiSSSM (Dutch Auction internet Syndication SystemSM), a rules-based, proprietary, single-priced, modified Dutch Auction syndication system for the pricing and allocation of securities.

        Each Prospectus Supplement will set forth the manner and terms of an offering of securities, including:

  •
  whether that offering is being made to underwriters or through agents or directly;
  •
  the rules and procedures for the auction process through DAiSSSM, if used;
  •
  any underwriting discounts, dealer concessions, agency commissions and any other items that may be deemed to constitute underwriters', dealers' or agents' compensation;
  •
  the securities' purchase price or initial public offering price; and
  •
  the proceeds we anticipate from the sale of the securities.

        When securities are to be sold to underwriters, unless otherwise set forth in the applicable Prospectus Supplement, the underwriters' obligations to purchase those securities will be subject to certain conditions precedent. If the underwriters purchase any of the securities, they will be obligated to purchase all of the securities. The underwriters will acquire the securities for their own accounts and may resell them, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, either at a fixed public offering price or at varying prices determined at the time of sale.

        Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

        To the extent that any securities underwritten by Bear Stearns are not resold by Bear Stearns for an amount at least equal to their public offering price, the proceeds from the offering of those securities will be reduced. Until resold, any such preferred stock and depositary shares will be treated as if they were not outstanding. Bear Stearns intends to resell any of those securities at various times after the termination of the offering at varying prices related to prevailing market prices at the time of sale, subject to applicable prospectus delivery requirements.

        Unless otherwise indicated in the applicable Prospectus Supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable Prospectus Supplement.

        Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them.

        If so indicated in the applicable Prospectus Supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the Prospectus Supplement. These contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement, and the Prospectus Supplement will set forth the commissions payable for solicitation of these contracts.

        Underwriters and agents participating in any distribution of securities may be deemed "underwriters" within the meaning of the Securities Act and any discounts or commissions they receive in connection with the distribution may be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

        Following the initial distribution of any series of securities (and in the case of shares of preferred stock, subject to obtaining approval or exemption from the NYSE), Bear Stearns may offer and sell previously issued securities of that series at various times in the course of its business as a broker-dealer. Bear Stearns may act as principal or agent in those transactions. Bear Stearns will use this Prospectus and the Prospectus Supplement applicable to those securities in connection with those transactions. Sales will be made at prices related to prevailing prices at the time of sale.

        In order to facilitate the offering of certain securities under this Registration Statement or an applicable Prospectus Supplement, certain persons participating in the offering of those securities may engage in transactions that stabilize, maintain or otherwise affect the price of those securities during and after the offering of those securities. Specifically, if the applicable Prospectus Supplement permits, the underwriters of those securities may over-allot or otherwise create a short position in those securities for their own account by selling more of those securities than have been sold to them by us and may elect to cover any such short position by purchasing those securities in the open market.

        In addition, the underwriters may stabilize or maintain the price of those securities by bidding for or purchasing those securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of securities to the extent that it discourages resales of the securities. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

        We may from time to time offer securities directly to the public through Bear Stearns and may utilize DAiSSSM, a rules-based, proprietary, single-priced, modified Dutch Auction syndication system for the pricing and allocation of such securities. DAiSSSM allows bidders to directly participate, through Internet access to an auction site, by submitting conditional offers to buy (each, a "bid") that are subject to acceptance by the underwriter, and which may directly affect the price at which such securities are sold.

        The final offering price at which securities will be sold and the allocation of securities among bidders will be based solely on the results of the auction, subject to possible stabilization activity previously described.

        During an auction, DAiSSSM will present to each bidder, on a real-time basis, the clearing spread at which the offering would be sold, based on the bids submitted and not withdrawn, and whether a bidder's individual bids would be accepted, prorated or rejected. Upon completion of the auction, the offering price of the securities will be the lowest spread at which the aggregate dollar amount of bids submitted, and not removed, at that spread and lower spreads equals or exceeds the size of the offering as disclosed in the Prospectus Supplement which is the final clearing spread. If DAiSSSM is utilized, prior to the auction we and Bear Stearns will establish minimum admissible bids, maximum quantity restrictions and other specific rules governing the auction process, all of which will be made available to bidders in the offering cul-de-sac and described in the Prospectus Supplement.

        Bids at a lower spread than the final clearing spread will be fully allocated. Bids at the final clearing spread will be prorated based on the time of submission and pursuant to the allocation procedures in the auction rules. Bids above the final clearing spread will receive no allocation.

        If an offering is made using DAiSSSM you should review the auction rules, as displayed in the offering cul-de-sac and described in the Prospectus Supplement, for a more detailed description of the offering procedures.

        Because Bear Stearns is our wholly owned subsidiary, each distribution of securities will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

ERISA CONSIDERATIONS

        Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving the assets of employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans and entities treated for purposes of ERISA and the Code as holding assets thereof are in this Prospectus collectively referred to as "Plans."

        Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons"

encompass a wide range of persons, including any fiduciary (for example, investment manager, trustee or custodian), any person providing services (for example, a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

        Each of us, Bear Stearns and BSSC may be considered a "party in interest" or "disqualified person" with respect to many Plans, including, for example, IRAs established with us or them. The purchase and/or holding of securities by a Plan with respect to which we, Bear Stearns, BSSC and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") could constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption.

        Applicable exemptions may include certain prohibited transaction class exemptions ("PTCEs") (for example, PTCE 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 90-1 relating to insurance company pooled separate accounts, PTCE 91-38 relating to bank collective trust funds and PTCE 95-60 relating to insurance company general accounts).

        A fiduciary who is responsible for an ERISA Plan engaging in a non-exempt prohibited transaction may be liable for any losses to the Plan resulting from such transaction and may be subject to a penalty under ERISA. Also, Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in similar types of non-exempt transactions with the assets of Plans subject to such Section.

        In accordance with ERISA's general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of securities on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, us, Bear Stearns, BSSC and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any securities, the assets of which constitute the assets of one or more Plans and each fiduciary that directs such purchaser with respect to the purchase or holding of such securities, will be deemed to represent that the purchase and holding of the securities does not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

EXPERTS

        The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our 2000 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated in this Prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

        The validity of the debt securities, the warrants, the preferred stock and the depositary shares will be passed on for us by Cadwalader, Wickersham & Taft, New York, New York.

Principal Executive Office of the Company

THE BEAR STEARNS COMPANIES INC.
383 Madison Avenue
New York, New York 10179
USA

Trustee, Registrar and Principal Paying Agent

JPMORGAN CHASE BANK
4 New York Plaza
New York, New York 10004
USA

Paying Agent and Transfer Agent

JPMORGAN CHASE BANK
Trinity Towers
9 Thomas More Street
London E1 9YT
England

Legal Advisers

To the Underwriters as to US Law KRAMER LEVIN NAFTALIS & FRANKEL LLP 919 Third Avenue New York, New York 10022 USA	To the Company as to US Law CADWALADER, WICKERSHAM & TAFT LLP 100 Maiden Lane New York, New York 10038 USA
To the Underwriters as to English Law BERWIN LEIGHTON PAISNER Adelaide House London Bridge London EC4R 9HA England	To the Company as to English Law CADWALADER, WICKERSHAM & TAFT 265 Strand London WC2R 1BH England

Auditors of the Company

DELOITTE & TOUCHE LLP
2 World Financial Center
New York, New York 10281
USA

Listing Agent and International Coordinator

BEAR, STEARNS INTERNATIONAL LIMITED
One Canada Square
London E14 5AD
England

         We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information. This prospectus supplement and the accompanying prospectus is not an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus supplement is current as of April 7, 2003 and the information in the accompanying prospectus is current as of January 25, 2002.

US$500,000,000

The Bear Stearns
Companies Inc.

5.70% Global
Notes due 2014

PROSPECTUS SUPPLEMENT

Bear, Stearns & Co. Inc.
Bear, Stearns International Limited

Wells Fargo Brokerage Services, LLC

Banc of America Securities LLC
Citigroup
JPMorgan
Merrill Lynch & Co.
Scotia Capital

ABN AMRO Incorporated
Banc One Capital Markets, Inc.
BB&T Capital Markets
Blaylock & Partners, L.P.
Danske Bank
Mellon Financial Markets, LLC
U.S. Bancorp Piper Jaffray

April 7, 2003

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
CERTAIN DEFINITIONS
THE BEAR STEARNS COMPANIES INC.
USE OF PROCEEDS
RATIO INFORMATION
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES AND BEARER WARRANTS
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
BOOK-ENTRY PROCEDURES AND SETTLEMENT
PLAN OF DISTRIBUTION
ERISA CONSIDERATIONS
EXPERTS
VALIDITY OF THE SECURITIES